Exhibit (h)(i)

Confidential And Proprietary

TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT

This Transfer Agency And Shareholder Services Agreement is made as of August 26, 2026 (“Effective Date”) by and between BNY Mellon Investment Servicing (US) Inc. (“BNY”), and American Drive Variable Insurance Trust (the “Investment Company”) (on behalf of its series listed on Schedule B of this agreement (each, a “Fund” and collectively, the “Funds”). Capitalized terms, and certain noncapitalized terms, not otherwise defined shall have the meanings set forth in Schedule A (Schedule A also contains an index of defined terms providing the location of all defined terms). The term “Agreement” shall mean this Transfer Agency And Shareholder Services Agreement as constituted on the Effective Date, and thereafter as it may be amended from time to time as provided for herein. All references to “Schedule B” herein mean Schedule B attached hereto as constituted on the Effective Date, and thereafter as it may be amended from time to time (deemed or in writing) pursuant to Section 17 or 20(l).

Background

The Investment Company is registered as an open-end management investment company under the 1940 Act and wishes to retain BNY to serve as its transfer agent, registrar, dividend disbursing agent and shareholder servicing agent, or, if applicable, to serve as the transfer agent, registrar, dividend disbursing agent and shareholder servicing agent for each of its Funds contained on Schedule B, and BNY wishes to furnish such services.

Terms

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Fund and BNY, intending to be legally bound, hereby agree to the statements made in the preceding paragraphs and as follows:

1. Appointment. The Fund hereby appoints BNY to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund and BNY accepts such appointments and agrees in connection with such appointments to furnish the services expressly set forth in Section 3. BNY shall be under no duty to provide any service to or on behalf of the Fund except as specifically set forth in Section 3 or as BNY and the Fund may specifically agree in a written amendment hereto. BNY shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider not engaged by BNY.

2. Records. BNY will maintain and preserve all records relating to the services provided under this Agreement in accordance with the 1940 Act and the rules thereunder, as applicable to the Funds. Data pertaining to the Fund which the Fund is obligated to keep as its books and records pursuant to Section 31(a) of the 1940 Act and created or maintained by BNY System due to the services performed hereunder by BNY pursuant to Section 3 (“Fund Data”) shall be the property of the Fund. Upon the reasonable request of the Fund, BNY shall provide Authorized Persons with access to Fund Data at BNY’s facilities during BNY’s normal business hours in the format and on the equipment normally utilized by BNY and if reasonably requested during such visit provide printed output of the Fund Data or copies thereof at the Fund’s expense. BNY shall furnish to the Fund such information pertaining to the shareholder accounts of the Fund and the performance of its duties hereunder as the Fund may from time to time request. BNY shall notify the Fund promptly of any request or demand by any third party to inspect the records of the Fund maintained by it and will act upon the instructions of the Fund in permitting or refusing such inspection.

Confidential And Proprietary

3. Services. BNY shall provide the services specified in subsections (a) through (d) below commencing on the Service Effective Date, the services specified in subsection (e) below commencing on the Effective Date, and the services specified in subsection (f) as of the dates specified therein:

(a) General Services:

(1) Services to be provided on an ongoing basis to the extent applicable to a particular Fund:

(i)	Establish new omnibus accounts accordance with Fund and Intermediary direction instructions received in good order.

(ii)	[Reserved];

(iii)	Make changes to omnibus Shareholder account information and Share ownership registrations in accordance with Shareholder instructions received in good order;

(iv)	Purchase Shares (subject to Section 3(a)(2) below), redeem Shares (subject to Section 3(a)(3) below), exchange Shares (subject to Section 3(a)(5) below and transfer shares in accordance with the Fund’s Prospectus and instructions received in good order;

(v)	[Reserved];

(vi)	[Reserved];

(vii)	Respond in a commercially reasonable manner and within a commercially reasonable period to written correspondence from shareholders to the extent reasonably permitted by Fund Data;

(viii)	[Reserved];

(ix)	(x) As reasonably requested by the Fund: provide periodic shareholder lists and statistics to the Fund in standard BNY System reports, certify shareholder lists and provide ad hoc reports, provided that, in all cases, information pertaining to the foregoing is maintained by BNY in connection with its performance of the services;

(xi)	[Reserved];

(xii)	[Reserved];

(xiii)	Notify on a timely basis the Fund’s investment adviser, accounting agent, and custodian (“Fund Custodian”) of Share activity;

(xiv)	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(xv)	Calculate 12b-1 payments and such other fees, commissions, concessions and intermediary payables as the Fund and BNY shall reasonably agree;

(xvi)	Record the issuance of Shares of the Funds and maintain a record of the total number of Shares of each Fund that are authorized, issued and outstanding;

(xvii)	[Reserved];

(xviii)	Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that report transactions to the Funds through the NSCC;

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(2) Purchase of Shares. BNY shall issue and credit omnibus accounts, in accordance with the Fund’s Prospectus, once it receives:

(i)	A purchase order in good order; and

(ii)	Confirmation of the receipt of funds by BNY or the crediting of funds for such order to the Fund Custodian.

(3) Redemption of Shares. BNY shall process instructions to redeem or transfer Shares in accordance with the following:

(i)	All instructions given to BNY regarding the transfer of Shares, the redemption of Shares or the disposition of redemption proceeds must conform to the Fund’s Prospectus, be accompanied by such documents as BNY reasonably determines to be appropriate to the particular transaction and to the extent the Shares are certificated the Shares must be tendered in proper form.

(ii)	BNY is authorized to delay or reject a transfer or redemption of Shares until it determines in good faith that the endorsement on the instructions is valid and genuine, that the requested transfer or redemption is legally authorized and otherwise complies with all applicable requirements in the Written Procedures, and that there is no basis to any adverse claims that may have been made regarding the Shares or the particular transfer or redemption, and BNY shall incur no liability for delaying or rejecting transfers or redemptions in accordance with the foregoing authorization.

(iii)	When Shares are redeemed, BNY shall deliver to the Fund Custodian and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by BNY reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)	BNY shall, upon receipt of the monies provided to it by the Fund Custodian for the redemption of Shares, pay such monies as are received from the Fund Custodian, all in accordance with the Written Procedures.

(v)	BNY shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by BNY or its agent of notification of the suspension of the determination of the net asset value of the Fund. Upon receipt of an Instruction from the applicable Fund notifying BNY that such Fund’s net asset value is available for use in connection with BNY’s services hereunder, BNY shall resume processing and effecting redemption requests with respect to Shares of the Fund.

(4) Dividends and Distributions.

(i)	Upon receipt by BNY of Instructions containing all requisite information that may be reasonably requested by BNY, including payment directions and authorization, BNY shall issue Shares in payment of the dividend or distribution, or, upon shareholder election, pay such dividend or distribution in cash.

(ii)	BNY shall issue Shares or pay dividends or distributions as provided for in Section 3(a)(4), and pay proceeds of Share redemption transactions as provided for in Section 3(a)(3), after it deducts and withholds all amounts it reasonably determines to be appropriate under any applicable tax laws, rules or regulations or other laws, rules or regulations.

(iii)	[Reserved]

(iv)	[Reserved]

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(5) [Reserved]

(6) [Reserved]

(7) Records.

(A) BNY shall maintain records of the omnibus accounts of a Fund in accordance with regulatory data retention requirements applicable to it as a transfer agent to an open-ended registered investment company showing the following information to the extent received by BNY:

(i)	Name, address and United States Tax Identification Number;

(ii)	Number and class of Shares held, if any, have been issued;

(iii)	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)	Any stop or restraining order placed against any omnibus account;

(v)	Any correspondence relating to the current maintenance of any omnibus account;

(B) [Reserved]

(8) [Reserved]

(9) Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, BNY will notify the Fund and the Fund will on a timely basis issue instructions authorizing or denying such inspection access. Absent authorizing instructions from the Fund or legal process compelling access, BNY will deny access to Fund stock records upon such a request. Unless BNY has acted contrary to the Fund’s instructions, other than when such contrary action occurs pursuant to legal process, the Fund agrees to and does hereby release and indemnify BNY in accordance with Section 12 from any liability for refusal of permission for a particular shareholder to inspect the Fund’s records.

(10) [Reserved]

(11) [Reserved]

(12) [Reserved]

(13) [Reserved]

(14) Legal Process.

(A) In the event (i) BNY directly receives a US Legal Process Item (defined immediately below) that has been properly served, (ii) the Fund receives a US Legal Process Item that has been properly served and delivers the US Legal Process Item to BNY, or (iii) the Fund accepts service of a US Legal Process Item that has not been properly served and delivers the US Legal Process Item to BNY and requests that it be serviced by BNY, BNY will act in accordance with the applicable Instructions or Written Procedures in effect between the Fund and BNY. “US Legal Process Item” means a Legal Process Item (defined immediately below) which originates from and requires a response to a jurisdiction in the “United States”, which is hereby defined to mean the states of the United States and the District of Columbia. “Legal Process Item” means civil and criminal subpoenas, court orders, civil or criminal seizure or restraining orders, writs of execution, IRS and state tax authority civil or criminal notices including

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notices of lien or levy, and other functionally equivalent legal process instruments directing the Fund, or BNY in its capacity as transfer agent for the Fund, to take an “Administrative Action”, which is hereby defined to mean the furnishing of information about a shareholder or a shareholder account, the production of documents within BNY’s possession or control relating to a shareholder or a shareholder account, and such other ministerial, transactional, recording, processing or administrative actions with respect to a shareholder or a shareholder account that is within the scope of services provided for in another subsection of this Section 3 or is a service ancillary to those services. For clarification: This Section 3(a)(14) requires BNY only to perform Administrative Actions with respect to a Legal Process Item and does not require BNY to take any other action with respect to a Legal Process Item, including without limitations, the filing of an objection, answer, claim, defense or other pleading, communication with a court, attorney or other person, involvement of any nature in a legal proceeding and actions that by law or common practice are performed by attorneys (“Legal Response”). Legal Responses shall be the responsibility of the Fund, including with respect to a Legal Process Item that may require both an Administrative Action and a Legal Response. Notwithstanding the foregoing sentence, BNY may in its reasonable discretion seek to limit or reduce by any reasonable means the scope and coverage of a Legal Process Item and seek extensions of the period to respond without incurring any duty to perform any other conduct that may constitute a Legal Response.

(B) BNY’s only obligations with respect to a Legal Process Item originating from or requiring a response to a jurisdiction other than within the United States, notwithstanding that such legal process item may be directed at BNY as agent of the Fund, shall be (i) if received by BNY, to forward it to the Fund, and (ii) to act in accordance with Instructions received from the Fund but solely to the extent the Instructions direct BNY to take an Administrative Action.

(15) [Reserved]

(16) [Reserved]

(17) Services

(a) [Reserved]

(b) [Reserved]

(c)[Reserved]

(d) Access To And Use Of The BNY System. The terms of Schedule C to this Agreement shall apply to the Fund’s access to and use of any component of the BNY System (as defined in Schedule C). Commencing on the Service Effective Date, BNY shall provide the Fund with access to and use of those components of the BNY System for which the Fund pays a fee in accordance with the Fee Agreement or with respect to which the Fee Agreement indicates the fee is included in the Account Fees (as such term is used in the Fee Agreement).

(e) [Reserved]

(f) [Reserved]

4. Confidentiality.

(a) Each party shall take commercially reasonable measures to keep the Confidential Information (as defined immediately below) of the other party in confidence and to allow use and disclosure of and access to Confidential Information solely in connection with the activities contemplated by this Agreement or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party. In complying with the first sentence of this subsection (a), each party shall use at least the same degree of care it uses to protect its own confidential information.

Confidential And Proprietary

(b) Subject to subsections (c) below, “Confidential Information” means:

(i)	this Agreement and its contents, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information about a party’s exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement,

(ii)	information and data of, owned by or about a disclosing party or its Affiliates, customers, or subcontractors that may be provided to the other party or become known to the other party in the course of the relationship established by this Agreement, regardless of form or content, and regardless of whether in original or derivative form, including but not limited to:

(A)	competitively sensitive material not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNY, their respective subsidiaries and Affiliates and the customers, clients and suppliers of any of them;

(B)	scientific, technical or technological information, designs, processes, procedures, formulas, or improvements that are commercially valuable and secret in the sense that its confidentiality affords the Fund or BNY a competitive advantage over its competitors;

(C)	a confidential or proprietary concept, documentation, report, data, specification, computer software, source code, object code, flow chart, database, invention, know how, trade secret, whether or not patentable or copyrightable;

(D)	information related to privacy measures, compliance, physical security, information security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols;

(E)	information described elsewhere in Section 4(b) that is exchanged between the parties in connection with the possible expansion of the business relationship between the parties and/or their Affiliates, including without limitation information relating to the possible execution of service agreements between the parties or Affiliates of the parties relating to services other than those provided for in this Agreement, the possible addition of services to this Agreement and the possible addition of parties to this Agreement, including by way of illustration and not exclusion open-end management investment companies, closed-end management investment companies not traded and not intended to trade in a secondary market, other collective investment legal entities, Portfolios, and state savings programs such as “529 plans”, “ABLE plans” and “Secure Choice” plans (such Confidential Information described in this subsection (E) collectively being the “Transactional Information”; and

(F)	anything designated as confidential, and

(iii)	to any extent not included within clause (i) or clause (ii) above: (i) with respect to BNY, any information within the BNY System accessed by the Fund that is not Company Data (as defined in Schedule C) or any information provided by BNY from within the BNY System that is not Company Data; and (ii) with respect to the Fund, Company Data and personal information (as defined in Section 5).

Confidential And Proprietary

(c) Information or data that would otherwise constitute Confidential Information under subsection (b) above, except for personal information which shall always remain Confidential Information, shall not constitute Confidential Information to the extent it:

(i)	is already known to the receiving party at the time it is obtained;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction; or

(v)	has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(d) Confidential Information of a disclosing party may be used or disclosed by the receiving party in the circumstances set forth below but except for such permitted use or disclosure shall remain Confidential Information subject to all applicable terms of this Agreement:

(i)	in connection with activities contemplated by this Agreement;

(ii)	as required by law or regulation (including without limitation filings required by the Federal Securities Laws) or pursuant to a court order, subpoena, order or request of a governmental or regulatory or self-regulatory authority or agency, or binding discovery request in pending litigation (provided the receiving party will provide the other party written notice of such requirement or request, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable);

(iii)	in connection with inquiries, examinations, audits or other reviews by a governmental, regulatory or self-regulatory authority or agency, audits by independent auditors or accountants or requests for advice or opinions from counsel; or

(iv)	the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party and is disclosed in formal pleadings, confidential judicial conferences, discovery or dispute resolution proceedings.

(e) Subject to the exceptions in the foregoing subsection (d), each party agrees not to publicly disseminate, broadcast or release Confidential Information of the other party or mutual Confidential Information even if such action otherwise could be construed to be permitted by other provisions of this Section 4; provided, however, a use in strict compliance with subsection (d)(ii) through (d)(iv) shall not constitute a breach of this subsection (e). The parties acknowledge the existence and the terms of this Agreement are required to be publicly disclosed by the Fund pursuant to applicable law.

(f) Each of BNY and the Fund shall restrict disclosure of, access to and use of Transactional Information solely to those persons necessary to evaluate the relevant transaction and who are bound by a written or professional obligation of confidentiality with respect to the Transactional Information. Each of BNY and the Fund shall be responsible and liable for any conduct of a person provided with Transactional Information by them that constitutes a breach of confidentiality under this Section 4 or Section 6.10 of Schedule C.

(g) Sections 4(a) through 4(e) shall survive termination of this Agreement for a period of three (3) years after such termination.

Confidential And Proprietary

(h) To the extent any Confidential Information (including for avoidance of doubt Transactional Information) provided by BNY constitutes Proprietary Items, or is of a nature that would constitute a Proprietary Item if part of the BNY System, then notwithstanding and in lieu of subsections (a), (c) and (d) of Section 4, the terms of Sections 6.6 and 6.10 of Schedule C shall govern such Confidential Information, except that the return and destroy provisions of Section 6.6 shall apply upon the request of BNY or upon a determination by the Fund or its Affiliates not to engage in the proposed transaction.

5. Information Security.

(a) Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall take commercially reasonable measures to limit disclosure of the non-public personal information of shareholders and former shareholders of the Fund obtained under this Agreement to disclosures appropriate to carrying out the activities contemplated by this Agreement or as otherwise agreed in writing or permitted by law or regulation. BNY will comply with provisions of the Gramm-Leach Bliley Act of 1999 (“GLB Act”) with respect to the personal information of shareholders and former shareholders of the Fund. Except as expressly provided otherwise in this Agreement, “personal information” for purposes of this Agreement has the meaning ascribed to that term in the GLB Act. BNY also agrees to implement and maintain commercially reasonable security measures designed to protect “personal information” as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth (“Massachusetts Privacy Regulation”), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations.

(b) BNY shall implement and maintain a comprehensive information security program with written policies and procedures reasonably designed to protect the confidentiality, security and integrity of Company Data, including the non-public personal information of the Fund’s current and former shareholders. The information security program will contain administrative, technical and physical safeguards reasonably designed to: (i) protect the security, confidentiality and integrity of such data and information; (ii) protect against any anticipated threats or hazards to the security or integrity of such data and information; (iii) protect against unauthorized access to or use of such data and information that could result in substantial harm or inconvenience to the Fund or individuals, and (iv) provide for appropriate disposal of such data and information.

(c) Commencing as of the Service Effective Date, upon request by the Fund, BNY shall no more than once per contract year: (i) upon payment of, or an agreement to pay, any applicable fee, provide the Fund with a copy of its current SOC 1, Type 2 audit report, or substantially equivalent external audit report, prepared in accordance with audit standards then prevalent in the financial industry (such as SSAE 18), for the system utilized by BNY to provide the services hereunder, and (ii) participate in the Fund’s reasonable information security due diligence questionnaire process.

6. Cooperation with Accountants. BNY shall cooperate with the independent public accountants for the Fund and shall take commercially reasonable measures to furnish or to make available to such accountants information relating to this Agreement and BNY’s performance of the obligations hereunder as requested by such accountants and necessary for the expression of their opinion.

7. Ownership Rights. Ownership rights with respect to property utilized in connection with the parties’ use of the BNY System shall be governed by applicable provisions of Schedule C.

8. Disaster Recovery and Business Continuity; Compliance Program.

(a) BNY shall maintain or arrange with third parties for back-up facilities (“Back-Up Facilities”) to the primary operations and data centers used by BNY to provide the services (“Primary Facilities”). The Back-Up Facilities will be capable of providing the services to be performed by BNY hereunder in the event an incident to the Primary Facilities significantly interrupts the delivery of a service from that facility. BNY shall maintain (i) a written comprehensive disaster recovery plan providing for continued operation of critical components of the BNY System in the event of a significant interruption in the performance or use of the BNY System, and (ii) a written

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comprehensive business continuity plan providing for the continued provision of critical services pursuant to Section 3 of this Agreement in the event of a significant disruption to such services, which such plans shall provide, where appropriate to the particular plan, for BNY (a) to maintain the Backup Facilities, (b) perform periodic disaster recovery and business continuity testing, and (c) maintain disaster recovery and business continuity capabilities and procedures that are commercially reasonable for a financial institution. In the event of an equipment failure or service disruption, BNY shall, at no additional expense to the Fund, take reasonable steps to minimize the impact of the equipment failure or service interruptions, including implementing the disaster recovery plan or business continuity plan, or both, in accordance with their terms, including using the Back-Up Facilities to the extent appropriate under such plans. Copies of the executive summary of BNY’s plans, shall be provided to the Funds, at least annually. Upon reasonable request by the Fund, BNY will provide the Fund with a high level summary of the most recent disaster recovery and business continuity test results. In the event of a business disruption that materially impacts BNY’s provision of services under this Agreement, BNY will promptly notify the Fund of the disruption and the steps being implemented under the disaster recovery and business continuity plan.

(b) BNY maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act.

9. Compensation; Service Accounts, Fund Custodian Matters.

(a) As compensation for services rendered by BNY during the term of this Agreement, the Fund will pay to BNY such fees and charges (the “Fees”) as may be agreed to from time to time and set forth in writing by the Fund and BNY (the “Fee Agreement”). In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by BNY in the performance of its duties hereunder (“Reimbursable Expenses”), to the extent such arrangement is set forth in writing in the Fee Agreement.

(b) BNY may establish demand deposit accounts or other accounts in its own name for the benefit of the Fund at third party financial institutions (“Third Party Institution”), including without limitation Third Party Institutions that may be an affiliate of BNY (“Affiliated Third Party Institutions”) or a client of BNY, for the purpose of administering funds received by BNY in the course of performing its services hereunder (“Service Accounts”). BNY will issue instructions to the Fund Custodian as appropriate to administer the Service Accounts. BNY may establish Service Accounts primarily or exclusively with Affiliated Third Party Institutions and retain funds primarily or exclusively in the Service Accounts at Affiliated Third Party Institutions. BNY and its Affiliated Third Party Institutions may derive a benefit from the funds placed on deposit with the Affiliated Third Party Institutions in Service Accounts due to the availability of the funds for use by the Affiliated Third Party Institutions in their business operations and BNY takes that possibility of deriving benefit from such funds into consideration when determining the Fees and other terms set forth in the Fee Agreement. As of the Effective Date, BNY does not receive any balance credits, interest income, dividend income or other money or money-equivalent benefits (“Monetary Benefits”) with respect to Service Accounts but will provide written notice within a reasonable amount of time (“Advance Notice”) to each Fund if that changes. BNY reserves the right to retain any Monetary Benefits related to Service Accounts that may accrue to it or be paid to it in the future as well as the right to transfer amounts between Service Accounts for cash administration purposes.

(c) In connection with BNY’s performance of transfer agency services, the Fund acknowledges and agrees that:

(i)	BNY in its role as transfer agent may be notified of a Fund payment obligation that BNY as transfer agent is expected to satisfy, such as a same-day settlement obligation with the NSCC, by forwarding payment to the NSCC or other obligee but the amount required to satisfy the particular payment obligation of the Fund may exceed the amount of funds then available for transfer in the relevant Service Accounts (such excess amount if transferred by BNY being hereinafter referred to as an “Overdraft Amount”);

(ii)	BNY is not obligated to transfer any funds representing Overdraft Amounts and may in its sole discretion decline without liability hereunder to transfer funds representing Overdraft Amounts;

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(iii)	Notwithstanding the absence of an obligation to do so, BNY may elect to transfer funds representing Overdraft Amounts (from sources other than the Service Accounts) as a courtesy to a Fund and to maintain BNY’s good standing with the NSCC and other participants in the financial services industry and that by electing to transfer funds representing Overdraft Amounts BNY does not, even if it has transferred such funds as part of a regular pattern of conduct, waive any rights under this Section 9(c) or assume the obligation it has expressly disclaimed in clause (ii) above and BNY may at any time in its sole discretion and without notice decline to continue to make such transfers;

(iv)	The Fund is at all times obligated to pay to BNY an amount of money equal to the Overdraft Amounts that have not been offset by credits posted to the relevant Service Account subsequent to the transfer of the Overdraft Amount and such amounts are payable, and shall be paid, together with such accrued interest as may be charged by BNY in accordance with the Custody Agreement (as defined in Schedule D), by the Fund immediately upon demand by BNY, except that to the extent the Fund repays outstanding Overdraft Amounts and any accrued interest to BNY pursuant to the eighth paragraph of Schedule D, the Fund’s obligation to repay that amount to BNY pursuant to this Section 9(c)(iv) shall be deemed satisfied; and

(v)	Simultaneously with the execution of this Agreement the Fund will execute the letter agreement attached hereto as Schedule D with BNY as an affiliated third party Institution in which one or more Service Accounts will be established and as the Fund Custodian.

(d) The undersigned hereby represents and warrants to BNY that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up-front payments, signing payments or periodic payments made or to be made by BNY to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(e) No termination of this Agreement shall cause, and no provision of this Agreement shall be interpreted in any manner that would cause, BNY’s right to receive payment of its fees and charges for services actually performed hereunder, and the Fund’s obligation to pay such fees and charges, to be barred, limited, abridged, conditioned, reduced, abrogated, or subject to a cap or other limitation or exclusion of any nature.

(f) Provisions of this Agreement providing for BNY to receive commercially reasonable compensation or fees and reimbursement of expenses from the Fund for services or a course of conduct it might perform supplemental to the services expressly provided for herein or in circumstances outside the ordinary course of business shall not be diminished to any degree solely due to such compensation, fees and reimbursable expenses not being expressly provided for in the Fee Agreement.

(g) In the event the Fund or any class, tier or other subdivision of the Fund is liquidated, ceases operations, dissolves or otherwise winds down operations (“Dissolution Event”) or effects a final distribution to shareholders (a “Final Distribution”), the Fund shall be responsible for paying to BNY all fees and reimbursing BNY for all reasonable expenses associated with services to be provided by BNY in connection with the Dissolution Event or Final Distribution, whether provided pursuant to a specific request of the Fund or provided by BNY due to industry standards or due to obligations under applicable law or regulation by virtue of the services previously performed for Fund (“Final Expenses”). The Fund shall (i) as promptly as practicable notify BNY in reasonable detail of actions taken by its Board with respect to any Dissolution Event or Final Distribution or any significant aspect of a Dissolution Event or Final Distribution, and furnish BNY with copies of materials filed with the SEC or other applicable regulatory authority or distributed to shareholders with respect to a Dissolution Event or Final Distribution, (ii) calculate, set aside, reserve and/or withhold from the Final Distribution or from any distribution subsequent to Board approval of the Dissolution Event or Final Distribution all amounts necessary to pay the Final Expenses and shall notify BNY as far in advance as practicable of any deadline for submitting materials appropriate or necessary for the determination of such amounts, and (iii) provide sufficient staff or make other accommodations to ensure timely payment of Final Expenses as they come due.

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10. Instructions.

(a) Where BNY is required under this Agreement to take action only upon instructions, BNY shall do so upon receipt of Instructions which may be standing Instructions. Any Instructions given to BNY shall bind the Investment Company, Shareholder or a Fund, as applicable.

(b) The Investment Company acknowledges and agrees that: (i) any Authorized Person is authorized to give Instructions to BNY for the purposes of this Agreement and BNY shall be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions; (ii) BNY shall rely on the authenticity of the signatures and Instructions given, purported to be given or are otherwise authenticated; and (iii) the Investment Company shall ensure that all Authorized Persons safeguard and treat with utmost care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c) Unless otherwise provided in this Agreement, an Instruction continues in full force and effect until specifically cancelled or superseded by a subsequent Instruction.

(d) Notwithstanding any other provision of this Agreement, Instructions, directions and other communications provided under this Agreement may be given to BNY by letter, or other electronic or electro-mechanical means deemed acceptable by BNY, including the use of applications or portals supported by BNY, subject to such additional terms and conditions BNY may require.

(e) BNY may in its sole discretion decline to act upon any Instructions that do not comply with requirements set forth in Section 10 or that conflict with applicable law or regulations or BNY’s operating policies and practices, in which event BNY will notify the Investment Company or Fund.

11. Terms Relating to Liability.

(a) BNY’s sole and exclusive monetary liability to the Fund (and all persons claiming through or for the Fund) under this Agreement shall be for the direct money damages (i) that result from BNY’s breaches of the Agreement that constitute intentional misconduct, reckless disregard, fraud or negligence in the performance of an obligation under this Agreement (“Liable Conduct”), and (ii) that are not excluded by another provision of this Agreement.

(b) BNY’s maximum aggregate cumulative monetary liability to the Fund and all persons or entities claiming through the Fund, considered as a whole, for all loss, cost, expense, damages, liabilities, indemnity coverage, and obligations under or related to this Agreement or the services hereunder, the recovery of which is not excluded by another provision of this Agreement, shall not exceed (i) the Fees actually paid to BNY by the Fund for services provided hereunder during the twelve (12) calendar months, or shorter period on an annualized basis where the Fund has not been in operation for 12 months, immediately preceding the last Loss Date; or (ii) if the last Loss Date occurs prior to the completion of twelve (12) full calendar months following the Service Effective Date, the greater of (A) all Fees paid with respect services rendered during the full calendar months that have elapsed subsequent to the Service Effective Date (“Elapsed Months”), or (B) the average monthly amount of Fees paid during the Elapsed Months multiplied by 12. The maximum, aggregate, cumulative liability of BNY as specified by this Section 11(b) is referred to herein as the “General Damage Cap”.

Confidential And Proprietary

(c) Notwithstanding any other provision, and for all purposes, of this Agreement:

Neither party nor its Affiliates shall be liable for any Loss (including Loss caused by delays, failure, errors, interruption or loss of data) or breach hereunder occurring directly or indirectly by reason of any event or circumstance, whether foreseeable or unforeseeable, which despite the taking of commercially reasonable measures is beyond its reasonable control, including without limitation: extraordinary forces of nature and natural disasters, such as floods, hurricanes, severe storms (storms with one or more severely destructive forces comparable to hurricane but not meeting technical hurricane criteria), tornados, earthquakes and wildfires; national or local states of emergencies; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; job action by organized labor; building or area evacuations ordered by lawful authority; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; denial of service attacks; non-performance by third parties (other than subcontractors of BNY for causes other than those described herein); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing (all and any of the foregoing being an “Event Beyond Reasonable Control”); provided that in all cases BNY maintains a disaster recovery and business continuity plan in accordance with Section 8 and, in the event of the occurrence of an Event Beyond Reasonable Control, BNY, in its sole discretion, implements such disaster recovery and business continuity plan. Upon the occurrence of an Event Beyond Reasonable Control, the affected Party shall contact the other Party as soon as reasonably practicable and shall be excused from any non-performance caused by the Event Beyond Reasonable Control for so long as the Event Beyond Reasonable Control or damages caused by it prevail and such party continues to use commercially reasonable efforts to attempt to perform the obligation so impacted, including invoking disaster recovery or business continuity plans when applicable.

(d) BNY shall not be liable for any Loss arising out of any action, omission or conduct of any prior service provider of the Fund occurring prior to the Effective Date or for any failure to discover any action, omission or conduct of any prior service provider of the Fund that caused or could cause Loss.

(e) Notwithstanding any other provision of this Agreement, except to the extent a provision may expressly provide for indemnification of all Loss, in which case indemnification for all Loss shall be permitted, in no event shall BNY, its Affiliates or any of its or their directors, officers, employees, agents or subcontractors be liable under the Agreement under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other losses which are not direct damages regardless of whether such losses or damages were or should have been foreseeable and regardless of whether any entity or person has been advised of the possibility of such losses or damages, all and each of which such loss is hereby excluded by agreement of the parties.

(f) Upon the actual knowledge by a party of the occurrence of any event which might cause any Loss to the other party, the party with such knowledge shall, as soon as reasonably practicable: (i) notify the other party of the occurrence of such event and (ii) use commercially reasonable efforts to take reasonable steps under the circumstances to mitigate damages for which the other party may become responsible.

(g) Each party shall have a duty to take reasonable measures to mitigate damages for which the other party may become responsible. BNY shall be permitted to pursue recovery of amounts paid by BNY to persons not entitled to such amounts or payments, including through all available legal remedies, and the Fund agrees to cooperate with BNY (at BNY’s expense and request).

(h) With respect to securities data, files, reports, information and research furnished to BNY by third parties (not delegated duties, subcontracted or otherwise engaged by BNY to perform the services hereunder on its behalf) and included in the BNY System (“Securities Data”), the Fund acknowledges that BNY makes no warranty concerning the Securities Data and BNY disclaims all responsibility for the Securities Data, including its content, accuracy, completeness, availability or timeliness of delivery, and BNY shall not be liable for Loss caused by Errant Securities Data (as defined below); provided, however, with respect to transaction activity communicated to BNY by the DTCC or NSCC, BNY will maintain commercially reasonable processes and procedures to detect and attempt to resolve rejected transactions. “Errant Securities Data” means Securities Data not being provided to BNY with the content and at the time which is standard for the industry or which is required for or used in the performance of any service provided for in the Agreement.

Confidential And Proprietary

(i) If BNY becomes aware of a matter that involves a signature guarantee, signature validation, or any other guarantee or certification regarding a signature, document or instrument, a fraudulent signature, document or instrument, a document or instrument that is alleged to be fraudulently procured, tendered or negotiated, any other matter involving a payment instrument, a payment or funds transfer system, or a payment clearance system, and any other matter that may give rise to a claim for recovery under applicable law or regulation or the rules of an industry utility (such as the NSCC or NACHA), BNY will take commercially reasonable measures to investigate the facts of the matter and upon the conclusion of the investigation provide to the Fund with access to all materials and information gathered during the investigation not subject to a confidentiality obligation to third parties and thereafter, as between the Fund and BNY, any further action on behalf of the Fund or a shareholder in connection with the matter investigated shall be the sole and exclusive responsibility of the Fund. BNY shall cooperate reasonably to provide information in its possession at the time in any ongoing investigation conducted by the Fund into such matters.

(j) BNY shall be entitled to reasonably rely on, and engage in conduct based upon, its reasonable interpretation of “Legal Authority” (which is hereby defined to mean all laws and all regulations, rules, legal process and other acts and communications of an official nature of governmental, quasi-governmental bodies, regulatory and self-regulatory bodies) and the analysis and advice of legal counsel, including such reliance and conduct in circumstances when available Legal Authority is in conflict or does not provide unambiguous precedent or guidance. BNY may reasonably rely and act in accordance with the analysis and advice of legal counsel that is reasoned notwithstanding the existence or availability of a differing legal analysis or advice or of different interpretations. For the avoidance of doubt, such conduct is included within the conduct described in clause (b) of Section 12 and the rights described in Section 12 apply in the event the Fund requests that BNY engage in conduct other than in accordance with BNY’s reasonable interpretation of Legal Authority or reasoned legal analysis or legal advice and BNY engages in such conduct.

(k) In connection with any dispute or action between the parties to this Agreement, unless recovery of legal fees or expenses is expressly provided for by a particular provision: no party to this Agreement shall be liable to any other party to this Agreement for any costs or expenses of any nature related to legal counsel, legal representation or legal action, including without limitation costs and expenses associated with litigation, threatened litigation and dispute resolution, court costs and costs of arbitration, discovery, experts, settlement and investigation that arise in connection with any claim, indemnification right, action or demand made or sought under this Agreement; each party shall bear its own such costs and expenses.

(l) (1) Any Loss incurred by any party to the Agreement or its Affiliates or any other party, including a current or former Fund shareholder, as a result of fraud by a Shareholder or other person, including without limitation Loss incurred in connection with any one or more of the events or circumstances described immediately below (“Fraud Loss”), shall, as between BNY and the Fund, be the responsibility and liability of the Fund, if in connection with all related purchase and/or redemption transactions BNY processed such purchase and/or redemption in accordance with the terms hereof and complied in all material respects with the Written Procedures applicable to such transactions (“Applicable Procedures”):

(i)	The acceptance, processing, negotiation or crediting to an account of a payment for the purchase of Shares (whether a check, permissible cash equivalent, ACH transfer, wire transfer or other permissible payment instrument or method) that is (A) subsequently determined or claimed to be fraudulent, unauthorized or otherwise invalid, (B) an electronic funds transfer that is returned, reversed, reclaimed or otherwise withdrawn, or (C) an instrument that is dishonored, rejected or returned after the Fund’s hold period on new purchases expires;

(ii)	Multiple deposit, negotiation or other taking possession of the proceeds of a distribution, such as (A) the remote deposit of a check through a “smart phone” or other mobile check-depositing application combined with the cashing of the same check at a check cashing agency, or (B) a shareholder reporting a distribution check as lost, stolen or missing combined with a request for a replacement payment by electronic funds transfer followed by the cashing at a check cashing agency of the check reported lost, stolen or missing; or

Confidential And Proprietary

(iii)	The receipt in good order and the processing of instructions, whether oral, written, electronic, sent via Internet, automated voice or by other permissible means, regarding the redemption of shares in an account and the distribution of the proceeds of that redemption or any other financial or maintenance transaction, including without limitation changing the bank account of record, that are subsequently claimed to have been given by someone not authorized to issue instructions for that account (including, for avoidance of doubt, instructions given by persons misrepresenting themselves as an account owner or other authorized person who accurately presents required security data elements or otherwise satisfies or complies with security and identity verification protocols);

(2) To the extent BNY does not follow the Applicable Procedures in all material respects BNY shall be liable for that portion of the Fraud Loss not otherwise excluded by this Agreement directly arising from such conduct. In the event Fraud Loss is incurred by BNY or its Affiliates and not excludable pursuant to the immediately preceding sentence, the Fund agrees to reimburse BNY within a reasonable period following its receipt of a request from BNY and reasonable evidence of the Fraud Loss.

(m) This Section 11 shall survive termination of this Agreement.

12. Indemnification.

(a) Each Fund agrees to indemnify, defend and hold harmless BNY and its affiliates in connection with any and all Claims which may be asserted against BNY, and any Losses sustained or incurred by BNY in connection with such Claims, in connection with this Agreement or the services it provides pursuant to the Agreement, and the respective directors, trustees, officers, agents and employees of each, from all Loss related to any Claim and arising directly or indirectly from: (a) conduct of the Fund or a Fund contractor, subcontractor or prior or current service provider in connection with activities contemplated by the Agreement; (b) conduct of BNY as agent of the Fund in performing its responsibilities hereunder in accordance with the Standard of Care and not involving Liable Conduct, including in acting in accordance with any Instructions; and (c) a Fund Error or Errant Securities Data. BNY shall have no liability to the Fund or any person claiming through or for the Fund for any Loss caused in whole or in part by any conduct described in the preceding sentence.

(b) Subject to the limitations of liability contained in this Agreement, including, without limitation, Section 11 and the General Damage Cap, BNY shall indemnify and hold the Funds and their respective directors, trustees, officers, agents and employees harmless from and against direct damages, in each case, which are incurred by the Fund arising out of BNY’s or a BNY Affiliate’s Liable Conduct; provided, however, BNY shall not indemnify any Fund for any damages arising out of the Fund’s, or its respective directors’, trustees’, officers’, agents’ and employees’, negligence, bad faith, fraud, reckless disregard of its duties hereunder, or willful misconduct. The Fund shall have no liability to BNY or any person claiming through or for BNY for any Damage or Loss solely caused by any Liable Conduct or failure to meet BNY’s Standard of Care.

(c) This Section 12 shall survive termination of this Agreement.

13. Duration and Termination.

(a) This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until the date which is the third (3rd) anniversary of the Service Effective Date (the “Initial Term”).

(b) (1) This Agreement shall automatically renew on the final day of the Initial Term and the final day of each Renewal Term for an additional term which will continue until the third (3rd) anniversary of such renewal date (each such additional term being a “Renewal Term”), unless the Funds acting collectively, on one hand, or BNY, on the other hand, gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate on the last day of the Initial Term or Renewal Term, as applicable, or, if later and applicable, the later of the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

Confidential And Proprietary

(2) In connection with a termination occurring pursuant to a Non-Renewal Notice or pursuant to a termination notice received under Section 13(c) or 13(d), if Deconversion Services are requested by the Fund BNY shall make commercially reasonable efforts to perform the requested Deconversion Services as of the dates reasonably requested by the Fund, subject to BNY’s existing work and project schedules and the availability of personnel with requisite expertise, and subject to the condition precedent that all parties reasonably expected to receive confidential or proprietary information or intellectual property of BNY in connection with the Deconversion execute a non-disclosure agreement with respect to such information and property satisfactory to BNY. BNY shall not be obligated to perform Trailing Services or Deconversion Services in connection with a termination occurring pursuant to Section 13(f) or a termination pursuant to Section 13(c) due to a failure to pay Fees or Reimbursable Expenses.

(c) If a party (BNY or any Fund) materially breaches this Agreement (a “Defaulting Party”) the other party (on one hand, BNY; on the other hand, the Funds acting collectively) (the “Non Defaulting Party”) may give written notice thereof to the Defaulting Party (BNY or the Funds collectively) (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate), or, if later and applicable, the later of the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed. In all cases, termination by the Non Defaulting Party shall not constitute a waiver by the Non Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d) (1) Notwithstanding any other provision of this Agreement, but subject to Section 13(d)(4) below if prior to the expiration of, as appropriate, the Initial Term or the then-current Renewal Term, the Fund gives notice to BNY terminating this Agreement other than pursuant to Section 13(b)(1), 13(c), or 13(f), or gives notice to BNY terminating BNY as the provider of any Service, or a Constructive Termination occurs (individually and collectively, an “Early Termination”), the following terms shall apply:

(i)	Before the earlier to occur of the effective date of the Early Termination or the commencement date of any significant Deconversion Services, the Fund shall pay to BNY an amount equal to all fees and other charges and amounts that would be due under the Fee Agreement (excluding Reimbursable Expenses if not to be incurred) from such payment date through the expiration of, as appropriate, the Initial Term or the then-current Renewal Term as if services had been performed by BNY and accepted by the Fund during such period in accordance with the Agreement (“Early Termination Fee”). The Early Termination Fee shall be calculated using the average of the monthly fees and other charges and amounts due to BNY under this Agreement during the last three full calendar months immediately preceding, as applicable, the date BNY receives the notice of Early Termination or the date the Constructive Termination occurs, multiplied by the mixed number consisting of the whole and fractional months between, as applicable, the effective date of the Early Termination or date the Constructive Termination occurs, and the expiration date of, as applicable, the Initial Term or the then-current Renewal Term.

(ii)	If the Fund gives notice of Early Termination, or a Constructive Termination occurs, after expiration of the notice period specified in Section 13(b)(1), all preceding references in this Section 13(d) to “expiration of, as appropriate, the Initial Term or the then-current Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following, as appropriate, the Initial Term or the then-current Renewal Term.”

Confidential And Proprietary

(iii)	Company expressly acknowledges and agrees that the Early Termination Fee is not a penalty but a reasonable payment in connection with a termination of services before the receipt of the compensation upon which the fees, costs and expenses, resource commitments and other planning matters related to the Agreement were based and for the costs related to an early decommissioning and redeployment of resources.

(iv)	In the event of an Early Termination, this Agreement will terminate with respect to the affected Funds (or all Funds, if appropriate) on the last to occur of the date contained in a notice of Early Termination, the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(2) Notwithstanding any other provision of this Agreement, if all Fund Shares in a Shareholder account, or a substantial portion of Fund Shares in a Shareholder account, are redeemed or repurchased by the Fund for cash or in-kind assets by or at the direction, coordination or inducement of the investment advisor to the Fund, the Fund distributor, the Fund sponsor, or an Affiliate of any of the foregoing (each a “Related Person”), and the proceeds of the redemption or repurchase are subsequently used to purchase interests, shares or units in a collective investment vehicle with investment goals or investment holdings substantially similar to the Fund serviced by another transfer agency service provider (including without limitation a Related Person or the Fund acting on its own behalf) (a “Removed Account”), the Fund will be deemed to have caused an Early Termination with respect to the Removed Accounts as of the day immediately preceding the first such redemption or repurchase and the Fund shall pay BNY within 30 days of such date an Early Termination Fee calculated as if the Removed Accounts constituted a “Fund” (“Removed Account Fee”).

(3) In the event Section 13(d)(1) becomes applicable due to a termination of this Agreement by a Fund and less than all Funds terminate this Agreement, or in the event Section 13(d)(1) becomes applicable due to a termination of Services and less than all Services are terminated with respect to all Funds, or in the event Section 13(d)(2) becomes applicable due to Removed Accounts, then, in addition to the payments required by such circumstances, at BNY’s option, either (i) all Funds will be deemed to have caused an Early Termination of this Agreement resulting in all Funds owing BNY the Early Termination Fee specified in Section 13(d)(1)(ii) on a date specified by BNY and provided to the Funds in a notice of termination delivered to the Funds at least 90 days in advance of such selected date, or (ii) this Agreement will remain in full force and effect with respect to all Funds and services not terminated and all non-Removed Accounts. In the event BNY delivers the notice described in clause (i), this Agreement will terminate on the last to occur of the payment date specified in such notice, the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(4) For clarification with respect to this Section 13(d), the consolidation or merger of one Fund into another Fund shall not constitute a termination (or Constructive Termination) of this Agreement by the Fund consolidated or merged into another Fund, and the liquidation of a Fund shall not constitute a termination (or Constructive Termination) of this Agreement by the Fund.

(e) (1) In connection with any termination of this Agreement, whether with respect to the Fund alone or in conjunction with other Funds, the Fund shall pay to BNY the amounts described in clauses (A) and (B) below not later than the “Payment Date”, which is hereby defined to mean (i) the effective date of the termination of the Agreement or Service (whether such date is determined by the sending of a Non-Renewal Notice, by designation of a date in a notice of termination or due to the occurrence of a Constructive Termination), or, (ii) if either of the following, or both, should occur before such effective date of termination, the date that either of the following first occurs: (aa) the date of cessation of a substantial portion of the Services, or (bb) the date that a Deconversion is scheduled to commence:

(A)	any Fees and Reimbursable Expenses that may be owed by the Fund pursuant to Section 9(a) for services performed by BNY pursuant to the Agreement through and including the Payment Date (whether already invoiced, pending invoice or estimated in good faith);

Confidential And Proprietary

(B)	the amount estimated in good faith by BNY (“Good Faith Estimate”) for:

(I)	any services to be provided by BNY following the Payment Date that may relate to a cessation of operations or the winding up of the affairs of the Fund or a termination of the Agreement, including by way of example and not limitation, answering general shareholder inquiries, furnishing historical shareholder account information to authorized parties, providing tax services with respect to transactions occurring before the termination such as the filing of final tax forms, maintaining a Service Account for checks not yet cleared, and compliance with record retention requirements (“Trailing Services”), at the fees set forth in the Fee Agreement or, if applicable fees are not provided for therein, at commercially reasonable rates, and

(II)	the reasonable out-of-pocket expenses expected to be incurred in performing the Trailing Services (“Reimbursable Trailing Expenses”); and

(III)	if BNY is requested to perform any Deconversion Services (as defined below): (I) fees and charges of BNY for such Deconversion Services at the rates set forth in the Fee Agreement or, if applicable fees are not provided for therein, fees at commercially reasonable rates, and (II) amounts to reimburse BNY for any reasonable out-of-pocket expenses reasonably expected to be incurred in performing the Deconversion Services. “Deconversion Services” means a Deconversion and any and all other measures taken and conduct engaged in by BNY associated with any transfer or movement of files, records, materials or information or a conversion thereof, including but not limited to the transfer, movement or duplication of any files, records, materials or information and any conversion of such from the formats and specifications of the BNY System to the formats and specifications of a successor service provider or as otherwise specified by the Funds.

(2) For avoidance of doubt: to the extent BNY performs any services pursuant to Section 3 or Schedule C of the Agreement subsequent to the Payment Date, the Fund shall pay for such services upon being invoiced for such services in accordance with the terms of the invoice. In addition, to the extent Services are performed during a period for which an Early Termination Fee has been paid, the amount of Early Termination Fee paid for that period shall be applied as credit against the fees and other charges and amounts owed by the Fund for such period.

(3) Within 120 days following the Deconversion (or final Deconversion if more than one):

(A)	BNY shall determine any (i) amounts payable by the Fund for services provided pursuant to Section 3 or Schedule C of the Agreement that have not been paid, (ii) amounts payable by the Fund for Trailing Services, for reimbursement of reasonable out-of-pocket expenses incurred in performing the Trailing Services, for Deconversion Services and for reimbursement of reasonable out-of-pocket expenses incurred in performing the Deconversion Services that have not been paid by the Fund, whether or not included in whole or in part in the Good Faith Estimate, and (iii) amounts paid by the Fund pursuant to Sections 13(e)(1)(B) and 13(e)(2) in excess of amounts actually owed by the Fund to BNY for the services indicated therein; and

(B)	BNY shall net the amounts determined in accordance with clause (A) above and notify the Fund whether BNY owes money to the Fund or the Fund owes money to BNY and the amount owed; and

(4) Within thirty (30) days following the invoice provided Section 13(e)(3)(B), BNY will pay the Fund any amount it owes the Fund and the Fund shall pay BNY any amount it owes BNY.

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(f) Subject to applicable law:

A party hereunder is an “Insolvent Party” if it: (i) commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or if there is commenced against it any such case or proceeding; (ii) commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for itself or for any substantial part of its property or if there is commenced against it any such case or proceeding; (iii) makes a general assignment for the benefit of creditors; or (iv) states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. Notwithstanding any other provision of this Agreement, upon the happening of any event or circumstance making a party an Insolvent Party (an “Insolvency Event”), the other party hereunder (the “Solvent Party”) may in its sole discretion terminate this Agreement immediately (and, for clarification, in the event of a termination hereunder effected by BNY, immediately cease providing all services) by sending notice of termination to the Insolvent Party. The Solvent Party may exercise its termination right under this Section 13(f) at any time following the occurrence of the Insolvency Event notwithstanding that the Insolvency Event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by the Solvent Party of its termination right under this Section 13(f) shall be without any prejudice to any other remedies or rights available to the Solvent Party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding clause (iii) of Section 16, notice of termination under this Section 13(f) shall be considered effective when sent.

(g) References in this Agreement to a termination of the Agreement on or as of a particular day or date, unless specifically stated to be otherwise, means that termination occurs at 11:59 PM on the particular day or date.

(h) Without limiting the generality of the foregoing, in the event any BNY Service Agreement is terminated in whole or in part by the Investment Company or with respect to a Fund, notwithstanding anything in this Section 13 to the contrary, BNY shall have the right to terminate this Agreement with respect to the Fund by giving to the Investment Company and the Fund a notice in writing specifying the date of such termination, which will not be less than ninety (90) days after the date of such notice; provided, however, the events described in Section 13(d)(4) above shall not be deemed to constitute the termination of a BNY Service Agreement for purposes of this Section 13(h).

(i) Any termination of this Agreement or Services must occur in accordance with the provisions of this Section 13.

14. Policies and Procedures.

(a) BNY shall perform the services provided for in this Agreement in accordance with applicable law and in accordance with the comprehensive written policies, processes, procedures, manuals, documentation and other operational guidelines of BNY governing the performance of the services in effect at the time the services are performed, which are in compliance with applicable law or regulations, rules of the DTCC, NSCC or similar service providers or governmental, regulatory or self-regulatory authority (“Standard Procedures”). BNY may embody in its Standard Procedures, including Standard Procedures for determining whether an instruction it receives is “in good order” (“IGO”) or is “not in good order” (“NIGO”), and act in reliance on: a reasoned course of conduct, conduct it reasonably determines to be commercially reasonable or conduct consistent with generally accepted industry practices, principles or standards (“Industry Standard”). Likewise, when in connection with providing a service, including IGO and NIGO determinations, BNY is required to engage in conduct for which it does not have a Standard Procedure or Standard Procedures only partially address the facts and circumstances of a particular issue, BNY may engage in and act in reliance on: a reasoned course of conduct, conduct it reasonably determines to be commercially reasonable or conduct consistent with Industry Standards. In making the decisions described in the foregoing sentences BNY may rely on such information, data, research, analysis and advice, including legal analysis and advice, as it reasonably determines appropriate under the circumstances. For clarification: the published guidelines of the Securities Transfer Association shall constitute an Industry Standard on the subject matter addressed therein. BNY may revise the Standard Procedures in accordance with the provisions of this Section 14(a).

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(b) (1) Notwithstanding any other provision of this Agreement, in the event facts, circumstances or conditions exist or events occur which would require a service to be provided hereunder other than in accordance with BNY’s Standard Procedures, or if BNY is requested by the Fund, or a third party authorized to act for the Fund, to deviate from a Standard Procedure in connection with the performance of a service hereunder or institute a service or procedure with respect to which there is no Standard Procedure (collectively, a “Non-Standard Procedure”), then BNY will engage in a Reasoned Consideration.

(2) A Non-Standard Procedure that BNY agrees to implement in a written instrument executed by the Fund and BNY is referred to herein as an “Exception Procedure” and BNY shall be obligated to perform a Non-Standard Procedure only to the extent expressly provided for in an Exception Procedure. For the avoidance of doubt, conduct engaged in pursuant to an Exception Procedure is included within the conduct described in clause (b) of Section 12. Upon not less than thirty (30) days advance written notice BNY may terminate an Exception Procedure for a Bona Fide Reason.

(c) In the event that Fund requests documentation, analysis or verification in whatsoever form regarding the commercial reasonableness or industry acceptance of conduct provided for in a Standard Procedure, BNY will cooperate to furnish such materials as it may have in its possession at the time of the request without cost to the Fund, but the Fund agrees to reimburse BNY for all out of pockets costs and expenses incurred, including the costs of legal or expert advice or analysis, in obtaining additional materials in connection with the request.

(d) If in the course of acting in accordance with an Exception Procedure, BNY encounters questions, issues or uncertainty of a legal or other nature as to the appropriate course of conduct under the Non-Standard Procedure, the Fund agrees that any expenses incurred by BNY in consulting with third parties, such as, without limitation, attorneys, auditors or accountants, to resolve the questions, issues or uncertainty shall be the responsibility of the Fund to be paid upon being invoiced by BNY. Prior to engaging any such third party BNY shall advise the Fund it is doing so and the Fund shall have the option of obtaining such consulting services on its own from consultants reasonably satisfactory to BNY and providing the results to BNY. For the avoidance of doubt, conduct engaged in pursuant to this Section 14(d) is included within the conduct described in clause (b) of Section 12.

15. Standard of Care; Representations. BNY hereby agrees to act under this Agreement at all times in accordance with the standards of care described below and represents and warrants to the Funds, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(c) It is conducting its business and acting at all times, including pursuant to any Written Procedures, in compliance in all material respects with applicable laws and regulations applicable to the services provided hereunder, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(d) It is a registered transfer agent under the 1934 Act; and

(e) BNY shall be obligated to exercise in the performance of its duties hereunder reasonable care, prudence and diligence that a professional fund accountant and administrator to investment companies registered under the 1940 Act would exercise, to act in good faith and to use commercially reasonable efforts in performing services provided for under this Agreement (the “Standard of Care”).

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16. Notices. Notices permitted or required by this Agreement shall be in writing and:

(i)	addressed as follows, unless a notice provided in accordance with this Section 16 shall specify a different address or individual:

(A)	if to BNY, to BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; with a copy to BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Legal Department; and

(B)	if to the Fund, at 26200 American Drive, Southfield, MI 48034, Attention: [ ][1]

(ii)	delivered: by hand (personal delivery by an Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient; and

(iii)	deemed given on the day received by the receiving party.

17. Amendments.

(a) This Agreement, or any term thereof, including without limitation the Schedules hereto, may not be amended, changed, modified, supplemented, rescinded, terminated, cancelled, or discharged orally or in any other manner except by an agreement signed by the Parties set out in writing, excluding emails, specifically referencing that it is, as applicable, an amendment, change, modification, or supplement to or rescission, termination, cancellation, or discharge of this Agreement.

(b) Notwithstanding subsection (a) above, in the event an officer of the Investment Company or other person acting with apparent authority on behalf of the Investment Company requests in writing, including by email, that BNY perform some or all of the services provided for in this Agreement for a Portfolio not listed on Schedule B, as amended, and such Portfolio accepts such services and the relevant Investment Company, Portfolio or other party pays amounts provided for in the Fee Agreement as Fees and Reimbursable Expenses, then in the absence of an express written statement to the contrary, documented in accordance with subsection (a) above, such services are provided in accordance with the terms of this Agreement, Schedule B is deemed amended to include the particular Portfolio and the Portfolio shall be bound by the terms of this Agreement with respect to all matters addressed herein, except that BNY may at any time thereafter terminate such deemed amendment to this Agreement, and terminate services to such Portfolio, if within 60 days of the first such acceptance of services by the Portfolio the Investment Company and BNY do not execute a written amendment to Schedule B on terms mutually acceptable to BNY and the Investment Company in their respective sole discretion. BNY and the Investment Company each reserve the right to negotiate terms appropriate to such additional Portfolios which differ from the terms herein.

18. Assignment; Subcontracting. Except as expressly provided in this Section 18, no party may assign, transfer or delegate this Agreement, or assign or transfer any right hereunder or assign, transfer or delegate any obligation hereunder, without the written consent of the other party and any purported assignment, transfer or delegation in violation of this Section 18 by a party shall be voidable at the option of the other party. For clarification: “assign,” “transfer” and “delegate” as used in the foregoing sentence are intended to mean conveyances, whether voluntary or involuntary, whether by contract, a sale of a majority or more of the assets, equity interests or voting control of a party, merger, consolidation, dissolution, insolvency proceedings, court order, operation of law or otherwise, which fully and irrevocably vest in the assignee, transferee or delegatee, as applicable, some or all rights and/or obligations under the Agreement and fully and irrevocably divest the assignor, transferor or delegator, as applicable, of some or all rights and/or obligations under

[1]	Note to Hantz: Please confirm who notices should be directed to.

Confidential And Proprietary

the Agreement. Notwithstanding the foregoing, and without the prior written consent of any party: To the extent appropriate under rules and regulations of the NSCC, BNY may satisfy its obligations with respect to services involving the NSCC through an Affiliate that is a member of the NSCC by delegation or subcontracting; BNY may assign, transfer and delegate this Agreement to an Affiliate and assign, transfer and delegate this Agreement in connection with a sale or transfer of a majority or more of its assets, equity interests or voting control, provided that BNY gives the Investment Company sixty (60) days’ prior written notice of such assignment, transfer or delegation, such assignment, transfer or delegation does not impair the Investment Company’s receipt of services under this Agreement in any material respect, and the assignee, transferee or delegatee agrees to be bound by all terms of this Agreement in place of BNY; and BNY may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY of any of its liabilities hereunder.

19. Signatures; Counterparts. This Agreement may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Agreement physically delivered, on a copy of the Agreement transmitted by facsimile transmission or on a copy of the Agreement transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Agreement by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Agreement or of executed signature pages to counterparts of this Agreement, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Agreement and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Agreement.

20. Miscellaneous.

(a) Entire Agreement. This Agreement, and the related Fee Agreement, embody the final, complete, exclusive and fully integrated record of the agreement of the parties on the subject matter herein and therein and supersedes all prior agreements, understandings, proposals, responses to requests for proposal, memoranda of understanding or memoranda of any other nature, terms sheets, letters of intent and communications of any other nature relating to such subject matter.

(b) Non-Solicitation. During the effectiveness of this Agreement and for one year thereafter, the Fund shall not, directly or indirectly, knowingly solicit or recruit for employment or hire, or make a recommendation, or referral or otherwise knowingly assist or facilitate the solicitation or recruitment of any BNY employee, for employment by any other entity. To “knowingly” solicit, recruit, hire, assist or facilitate, within the meaning of this provision, does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY employee by another entity if the BNY employee was identified solely as a result of the BNY employee’s response to a general advertisement in a publication of trade or industry interest or other similar general solicitation.

(c) Changes That Materially Affect Obligations.

(1) The Fund agrees to provide BNY with at least 30 days advance written notice of any new or modified Company Standard (as defined below) that could reasonably require revised or new Conduct, including without limitation revisions or additions to, or new, Shareholder Materials; provided, however, in the event 30 days’ advance notice is not reasonably practicable under particular circumstances, the Fund shall provide as much advance notice as is reasonably practicable under those circumstances (“Available Notice”), but acknowledges and agrees that less than 30 days’ notice may adversely impact BNY’s ability to perform an obligation hereunder or to respond to the Company Standard Change in a manner contemplated by Section 20(c)(2) and that BNY shall have no liability and shall not be in breach of this Agreement or any performance standard if due in whole or in part to the Available Notice it is unable to perform an obligation in accordance with this Agreement. “Company Standards” means, collectively, as of a point in time that Company Standards is being determined, each feature, policy, procedure, service, operation, parameter or other aspect of whatsoever nature of the Fund that impacts or influences in any manner BNY’s provision of the Services or performance of an obligation, including without limitation all contents of the Fund’s Shareholder Materials.

Confidential And Proprietary

(2) Notwithstanding any other provision of the Agreement, including without limitation the description of services in Section 3:

(A) To the extent that any obligation, Service or course of conduct of BNY provided for hereunder is configured or performed as it is at a particular time in whole or in part due to Company Standards, standards imposed by clearing corporations or other industry-wide service bureaus or organizations, or laws, rules, regulations, orders or legal process in effect at such time (“Service Requirements”) and BNY’s performance of that obligation, Service or course of conduct in compliance with any new or modified Service Requirement requires that BNY develop, implement or provide a new or modified service, process, procedure, resource, functionality or conduct (“New Service”), or a new or modified Service Requirement requires that BNY develop, implement or provide a New Service to remain in compliance with the Agreement, or the Fund requests that BNY develop, implement or provide a New Service, BNY shall be obligated to develop, implement or provide the New Service only in accordance with a written amendment to this Agreement entered into in its discretion.

(B) If in order to perform an obligation under this Agreement BNY develops, implements or provides a New Service that it may not be obligated to develop, implement or provide pursuant to subsection (A) above but that it develops, implements and provides for clients generally due to a new or revised Service Requirement, BNY shall be entitled to commercially reasonable fees and reimbursement of reasonable expenses for such development, implementation and performance if it elects to invoice Company for such, or to such other fees, charges or expense reimbursement as may be mutually agreed by the parties.

(d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e) Requested Information and Documentation. The Fund will provide in a timely manner such information and documentation as BNY may reasonably request in connection with providing services under this Agreement and BNY will not be liable for any Loss incurred by the Fund due to a failure or delay in providing such information or documentation.

(f) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to its principles of conflicts of law that would apply the law of another jurisdiction. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Uniform Computer Information Transaction Act drafted by the National Conference Of Commissioners On Uniform State Laws, or a version thereof, or any law based on or similar to such Act (“UCITA”), if and as adopted by the jurisdiction whose laws govern with respect to this Agreement in any form, shall not apply to this Agreement or the activities contemplated hereby. To the extent UCITA is applicable notwithstanding the foregoing, the parties agree to opt out of the applicability of UCITA pursuant to the “opt out” provisions contained therein. The parties hereby waive any right they may have to trial by jury in any action or proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement.

(g) Severability. The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

(h) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to those certain provisions providing for rights of the Custodian or obligations of the Fund with respect to the Custodian, and those certain provisions benefitting Affiliates of the parties, this Agreement is not for the benefit of any other person or entity and there shall be no third party beneficiaries hereof. Unless expressly provided to the contrary herein: the parties to the Agreement alone shall have the right to enforce its provisions and any action to enforce the Agreement by a person not a party shall be void.

Confidential And Proprietary

(i) No Representations or Warranties. Except as expressly provided in this Agreement, BNY hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. BNY disclaims any warranty of title or non-infringement.

(j) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNY’s Affiliates are financial institutions, and BNY may, as a matter of policy, request (or may have already requested) the name, address and taxpayer identification number or other government-issued identification number of the Fund or others, and, if such other is a natural person, that person’s date of birth. BNY may also ask (and may have already asked) for additional identifying information, and BNY may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(k) Use of “Fund”. In the event “Fund” as used in this Agreement refers to Portfolios listed on Schedule B, notwithstanding such use, the Investment Company bears to the extent permitted by law all responsibilities, obligations, liabilities and duties of all such Portfolios to the extent not performed by such Portfolios; provided, however, notwithstanding the foregoing, no assets of one Portfolio of the Investment Company shall be subject to the liabilities of any other Portfolio of the Investment Company.

(l) Additional Fund Adoption. Notwithstanding anything in this Agreement to the contrary, if BNY is requested orally or in writing to furnish any service provided for in this Agreement to any investment company that is not a party to this Agreement or any class, tier, portfolio, series or other subdivision of an investment company that is not party to this Agreement (“Additional Fund”) by any representative of a Fund who BNY reasonably believes also to be a representative of the Additional Fund, and BNY provides such service to such Additional Fund, then, from the date BNY commences providing such service, such Additional Fund shall be deemed a party to and bound by the terms and conditions of this Agreement with respect to all matters addressed herein even in the absence of a writing by such Additional Fund agreeing to be so bound by this Agreement and Schedule B shall be deemed amended to include the Additional Fund.

(m) Requests to Transfer Information to Third Parties. In the event that the Fund, other than pursuant to a Standard Procedure, whether by Instructions, Fund Communications or otherwise, requests or instructs BNY to send, deliver, mail, transmit or otherwise transfer to a third party which is not a subcontractor of BNY and which is not the DTCC, NSCC or other SEC-registered clearing corporation, or to make available to such a third party for retrieval from within the BNY System, any information in the BNY System: BNY may decline to provide the information requested on the terms contained in the request due to legal or regulatory concerns, transmission specifications not supported by BNY, or other good faith or bona fide business reasons, but will in good faith discuss the request and attempt to accommodate the Fund with respect to the request, and BNY will not be obligated to act on any such request unless it agrees in writing to the terms of the information transfer. In the event BNY so agrees in writing to transfer information or make it available within the BNY System: the Fund shall pay a reasonable fee for such activities upon being invoiced for same by BNY; BNY shall have no liability or duty with respect to such information after it releases the information or makes it available within the BNY System, as the case may be, provided BNY does not commit Liable Conduct when executing the express instructions of the written information transfer request; BNY shall be entitled to the indemnification provided for at Section 12 pursuant to clause (b) in connection with the activities contemplated by any such written information transfer request, including for the avoidance of doubt third party claims; and BNY may conclusively presume without a duty of independent verification that the Fund has received all applicable third party authorizations.

Confidential And Proprietary

(n) Service Indemnifications; Survival. Any indemnification provided to BNY by the Fund in connection with any service provided under the Agreement, including by way of illustration and not limitation, indemnifications provided in connection with an Instruction and indemnifications contained in any agreements regarding an Exception Procedure (“Service Indemnifications”), shall survive any termination of this Agreement, and in addition shall apply to the provision of Trailing Services by BNY following a termination. In addition, Sections 4, 5, 7, 10(d), (e), (g) - (i), 11, 12, 13(e), 20(e), (i), (m), (n) and (s) and provisions necessary to the interpretation of such Sections and any Service Indemnifications and the enforcement of rights conferred by any of the foregoing shall survive any termination of this Agreement. In the event the Board of the Fund authorizes a liquidation of the Fund or termination of the Agreement, BNY may require as a condition of any services provided in connection with such liquidation or termination that the Fund make provisions reasonably satisfactory to BNY for the satisfaction of contingent liabilities outstanding at the time of the liquidation or termination.

(o) Compliance with Law. Each of BNY and the Fund agrees to comply in all material respects with the respective laws, rules, regulations and legal process applicable to the operation of its business. For clarification: With respect to BNY, the foregoing requires compliance with laws, rules, regulations and legal process applicable to BNY directly, not derivatively by virtue of providing services to the Fund. The Fund agrees that BNY is not obligated to assist the Fund with, or bring the Fund into, compliance with laws, rules, regulations and legal process applicable to the Fund, except where BNY has expressly agreed to assume such an obligation hereunder and then it is obligated only to perform strictly in accordance with the express terms of the assumed obligation.

(q) Enterprise Nature of Services. Notwithstanding any other provision of this Agreement, in furnishing the services provided for in this Agreement or any component or segment of such services BNY may utilize any combination of its own employees, facilities, equipment, systems and other resources and the employees, facilities, equipment, systems and other resources of its Affiliates, including employees, facilities, equipment, systems and other resources shared by BNY and its Affiliates, and BNY may satisfy its obligations under this Agreement directly or through Affiliates. References to employees, facilities, equipment, systems or other resources of BNY in this Agreement shall mean employees, facilities, equipment, systems or other resources of BNY and its Affiliates considered collectively. Notwithstanding the foregoing, nothing in this Section 20(q) shall have the effect of transferring any obligation of BNY to any other entity, including Affiliates.

(r) Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that includes BNY and provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Group”). The BNY Group may centralize functions including audit, accounting, risk, legal, compliance, regulatory reporting, sales, administration, operations, technology services, product, client and client-customer communications, relationship management, storage and record retention, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more Affiliates and subsidiaries of the BNY Group, joint ventures and third-party service providers (the “Centralized Providers”). Notwithstanding any other provision of the Agreement and subject to the confidentiality obligations herein, the Fund consents to the foregoing centralization of functions, the receipt of services hereunder through the Centralized Functions, BNY’s disclosure of Fund information, including Fund Confidential Information, to the Centralized Providers, BNY’s use of such information in connection with the Centralized Functions, and BNY’s storage of names and business addresses of Fund employees and employees of its Affiliates and sponsors with the Centralized Providers. In addition, the Fund consents to BNY’s use of Fund Confidential Information to analyze and improve product and service performance and for internal research and development activities, and to the BNY Group’s aggregation of Fund Confidential Information on a fully anonymized basis with other similar client data for product and service development and distribution, for general marketing purposes and for producing market or similar analyses for its clients, provided that in any such case Fund Confidential Information cannot be identified or derived from any such aggregated and anonymized data. The BNY Group shall possess all ownership rights with respect to such aggregated anonymized data.

(s) No Interpretation Against A Party. All parties to the Agreement have had access to and use of legal counsel to the extent each has deemed sufficient and hereby irrevocably and unconditionally waive any claim or defense that this Agreement, or any provision of this Agreement, should be interpreted or construed against a party solely on the basis that the particular party drafted or was responsible for the drafting of the Agreement or a particular provision.

Confidential And Proprietary

(t) Funds Added After Effective Date. Each Fund that becomes a party to this Agreement pursuant to Section 17(b) or 20(l) agrees to be bound by all terms of this Agreement as if an original signatory hereto and, in addition, each Custodied Portfolio that becomes a party to this Agreement after the Effective Date further agrees to be bound by Schedule D as if an original signatory thereto.

(u) Ancillary Agreements. The terms of this Agreement shall be deemed incorporated into all agreements entered into between BNY and the Funds, or persons acting on behalf of the Funds, such as an investment advisor, that are ancillary to the transfer agency and shareholder servicing relationship created by this Agreement, such as, for purposes of illustration and not exclusion, the Fee Agreement and a Gain/Loss Policy, and shall be interpreted in accordance with, governed by and subject to the terms of this Agreement.

[Remainder Of Page Intentionally Blank - Signatures Appear On Following Page]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Transfer Agency And Shareholder Services Agreement to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Agreement by Electronic Signature, affirms authorization to execute this Agreement by Electronic Signature and that the Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.		American Drive Variable Insurance Trust

By:	/s/ Allison M. Gardner	By:	/s/ John Marcum
Name:	Allison M. Gardner	Name:	John Marcum
Title:	Senior Vice President
On behalf of the Investment Company and each Fund, each in its individual and separate capacity, as

		Title:	President

Confidential And Proprietary

SCHEDULE A

Definitions

As used in this Agreement:

“1933 Act” means the Securities Act of 1933, as amended, and all rules and regulations thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder.

“1940 Act” means the Investment Company Act of 1940, as amended, and all rules and regulations thereunder.

“Affiliate” means, with respect to BNY, an entity controlled by, controlling or under common control with BNY, and with respect to the Fund, all investment advisors and investment subadvisors to the Fund and an entity controlled by, controlling or under common control with an investment advisor or investment subadvisor to the Fund.

“Authorized Person” means (i) with respect to the Fund, each individual identified to BNY as an Authorized Person on the properly completed version of Schedule E most recently provided to BNY, and (ii) with respect to BNY, employees designated in writing as authorized to receive facsimile transmissions or emails, or both, as Instructions (as provided in the definition of Instructions). Any limitation on the authority of an Authorized Person of the Fund to give Instructions must be expressly set forth in Schedule E next to the individual’s name.

“BNY” means BNY Mellon Investment Servicing (US) Inc.2

“BNY Service Agreements” means individually, and collectively as context requires, the Custody Agreement, the Fund Administration and Accounting Agreement, in each case, by and among BNY or BNY Affiliate, as applicable, and the American Drive Variable Insurance Trust.

“BNY Trust” means BNY Mellon Investment Servicing Trust Company, an affiliate of BNY, and its lawful successors and assigns.

“Board” means the Fund’s Board of Directors or Board of Trustees, as applicable.

“Bona Fide Reason” means a bona fide legal, commercial or business reason including by way of example and not limitation the following:

(i)	the course of conduct is not consistent or compliant with, is in conflict with, or requires a deviation from an Industry Standard or a Written Procedure;

(ii)	the course of conduct is not reasonably necessary or appropriate to or consistent with the services contemplated by this Agreement or constitutes a change to a service;

(iii)	the course of conduct is in conflict or inconsistent with or violates a law, rule, regulation, or order or legal process of any nature;

(iv)	the course of conduct is in conflict or inconsistent with or will violate a provision of this Agreement or constitutes a unilateral amendment of the Agreement;

[2]	Note to BNY: We have updated for consistency with definition of BNY in the preamble to this agreement.

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(v)	the course of conduct imposes on BNY a risk, cost, liability or obligation not contemplated by this Agreement with potentially adverse consequences to BNY incurred from sources external to BNY, including without limitation, for illustration and not limitation: sanction, criticism, fines, penalties, examination comments or special examination of a governmental, regulatory or self-regulatory authority; civil, criminal or regulatory action; a loss or downgrading of membership, participation or access rights or privileges in or to organizations providing common services to the financial services industry; or significant reputational harm.

(vi)	the course of conduct imposes on BNY a risk, cost, liability or obligation not contemplated by this Agreement related to internal matters, such as, without limitation: imposes costs and expenses on BNY that are not adequately recovered by payments the Fund indicates it is willing to pay and BNY reasonably anticipates disputes over invoices; contemplates higher or additional performance standards; adds gain/loss, operational, strategic, compliance or credit risk; requires performance of a course of conduct customarily performed pursuant to a separate service or fee agreement; requires more than an incidental increase in the resources required to provide services to the Fund; or is reasonably likely to result in a diversion of resources or disruption in established work flows, course of operations or functioning of controls;

(vii)	the course of conduct requires technology, personnel with technological expertise, a technology service or product or another resource that is not available on a commercially reasonable basis or constitutes a service or function that is not closely related to services commonly performed by organizations acting as transfer agents, registrars, dividend disbursing agents and shareholder servicing agents to SEC-registered open-end investment companies; or

(viii)	BNY lacks sufficient information, analysis or legal advice to determine that the conditions in clauses (iii) or (v) do not exist and the Funds and BNY fail to reach agreement on a reasonable method of paying any expense of obtaining such information.

“Claim” means any claim, demand, suit, action, obligation, liability, suit, controversy, breach, proceeding or allegation of any nature, claim for indemnification, including any threat of any of the foregoing (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory or forum.

“Code” means: (i) when reference is made to a specific Section of the “Code”, the Internal Revenue Code as amended through the date of reference, otherwise (ii) the Internal Revenue Code as amended through the relevant date, the regulations promulgated by the IRS under the Internal Revenue Code, as amended through the relevant date, and the revenue rulings, revenue procedures, technical advice memorandums, notices and announcements published by the IRS with respect to the Internal Revenue Code, as amended through the relevant date.

“Conduct” or “Course of Conduct” (both capitalized and uncapitalized) means a single act, two or more acts, a single instance of an action not being taken or of forbearance given, two or more instances of an action not being taken or of forbearance given, or any combination of the foregoing.

“Constructive Termination” means events or circumstances that make it impractical or impossible for BNY to perform some substantial portion or all of the services as contemplated by the Agreement on the Effective Date, including without limitation, for clarification, liquidations whether or not pursuant to plans of liquidation or reorganization.

“Control” and “control” means direct or beneficial ownership of 50% or more of the equity interests of an entity and possession of the power to elect 50% or more of the entity’s directors, trustees or similar persons performing policy-making functions.

Confidential And Proprietary

“Deconversion” means the completion of the transfer of Fund data, information and records from the production database and production environment of the Fund in the BNY System to the production database and production environment of the Fund in the computer system of a successor transfer agency services provider with the intention that on the next occurring business day such successor service provider will perform transfer agency services for the Fund utilizing such transferred data, information and records.

“Dedicated Personnel” means individuals employed by or under contract with BNY whose primary duty is providing services to or on behalf of the Fund.

“DTCC” means the Depository Trust Clearing Corporation, and its successors and assigns.

“External Research” means consultation with and the written opinions, analysis, research or other work product of third party technical specialists, legal counsel or other advisors, consultants or professionals.

“FinCEN” means the Financial Crimes Enforcement Network of the U.S. Department of the Treasury.

“Fund Communication” means any Instruction, direction, inquiry, notice, instrument, data, file or other information or communication of whatsoever nature BNY receives, or reasonably believes it received, from the Fund through in-person interaction or a communications media of any nature, including without limitation communications media currently existing, such as telephone, facsimile transmission, telegraph, telegram, US Postal Service, personal delivery, private courier, commercial courier, electronic mail (email), private messaging systems, virtual private networks, or messaging systems constituting part of an industry utility (such as the NSCC) service, and communications media that may be developed in the future.

“Fund Error” means the Fund or a third party acting on behalf of the Fund or conveying Fund data or information committing an error, furnishing inaccurate, incorrect or incomplete data or information to BNY or the Custodian or by other act or omission requiring Remediation Services.

“Fund Shares” (see “Shares”)

“Illegible Communication” means a Fund Communication that BNY in good faith determines:

(i)	is vague, ambiguous or incomplete;

(ii)	contains one or more errors that are not reconcilable or rectifiable on the face of the communication;

(iii)	was received too late to be acted upon in accordance with its terms;

(iv)	is incapable of being implemented due to a failure to meet applicable specifications or system requirements;

(v)	is in conflict with a previous or contemporaneous Fund Communication; or

(vi)	is incapable of being executed pursuant to the applicable Written Procedure or performance standard due to directions that are incompatible with the Written Procedure or performance standard or other communication defect.

“in good order” means in accordance with all applicable requirements set forth in the Written Procedures, including receipt of any required supporting documentation.

Confidential And Proprietary

“Instructions” means instructions, directions, explanations, information, specifications and documentation given from the Investment Company, a Fund or a Shareholder, or any party authorized by the Investment Company, a Fund or a Shareholder, to BNY pursuant to the terms of this Agreement in respect of any of the matters referred to in this Agreement, which instructions, directions, explanations, information, specifications and documentation may be a standing Instruction which BNY shall continue to apply to its performance of its duties hereunder unless and until revoked or otherwise modified through the delivery of a subsequent Instruction. BNY may, in its sole discretion, also act pursuant to telephonic instructions given by designated persons and such telephonic instructions shall be deemed to be “Instructions” within the meaning of this definition. Any instructions, directions or other communications given to BNY by telephone shall promptly thereafter be confirmed in writing, but BNY will incur no liability for the Fund’s failure, or the failure of an investment manager or any other person reasonably believed to be authorized to give an oral instruction, to send such written confirmation or for the failure of any such written confirmation to conform to the telephonic instruction received by BNY.

“Intellectual Property Rights” means copyright, patent, trade secret, trademark and any other proprietary or intellectual property rights.

“Internal Research” means consultation with and the written opinions, analysis, research or other work product of (i) individuals employed by or under contract with BNY who are not Dedicated Personnel, and (ii) individuals who are Dedicated Personnel but the consultation or opinions, analysis, research or other work product is not incidental to the services performed by such individual for the Fund.

“IRS” means the Internal Revenue Service of the U.S. Department of the Treasury.

“Loss” and “Losses” means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments or payment obligations, reimbursements, adverse monetary consequences or monetary liabilities or obligations of any nature, including without limitation any of the foregoing arising out of any Claim or out of any obligation of one party to the other under this Agreement, including any obligation to indemnify and defend, and all costs of litigation or threatened litigation such as but not limited to court costs, costs of counsel, discovery, experts, settlement and investigation.

“Loss Date” means the date of occurrence of the event or circumstance causing a particular Loss, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular Loss.

“NACHA” means the National Automated Clearing House Association.

“NSCC” means the National Securities Clearing Corporation, and its successors and assigns.

“Portfolio” means each separate subdivision of the Investment Company, whether characterized or structured as a portfolio, tier, series or otherwise, but excludes classes unless for purposes of Sections 18(f)(1) and 18(f)(2) of the 1940 Act and Rules 18f-2 and 18f-3 promulgated by the SEC under the 1940 Act the class must be provided with rights and liabilities separate and distinct from all other subdivisions of the Investment Company.

“Prospectus” means the prospectus and statement of additional information of the Fund (i) on the Effective Date, and (ii) after the Effective Date with such changes to the offering memorandum on the Effective Date made in compliance with Section 20(c), including for clarification Section 20(c)(2).

“Reasoned Consideration” means the following:

(i)	BNY will in good faith consider implementing a Non-Standard Procedure, as applicable, if the Fund requests such in writing (including via e-mail) to its Customer Service Officer and provides all written materials, including descriptions, specifications, business requirements and responses to questions of BNY, that in the sole judgment of BNY exercised reasonably are appropriate to fully evaluate the request.

Confidential And Proprietary

(ii)	BNY will attempt to evaluate the request with existing resources on the basis of the written materials but if at any time it determines in its sole judgment exercised reasonably that Research is required to fully evaluate the request or the development, implementation or performance of the Non-Standard Procedure, as applicable, BNY will notify the Fund of the Research required by BNY and resume the evaluation only if the Fund obtains and provides all Research required by BNY or if the Fund authorizes BNY in a writing reasonably satisfactory to BNY to obtain the required Research at the Fund’s cost and expense.

(iii)	BNY may at any time after such a request is made, and before or after the written materials and, if applicable, the Research are partially or fully furnished, decline without liability or further obligation to implement a Non-Standard Procedure, as applicable, (i) for a Bona Fide Reason, or (ii) if it determines in its sole judgment exercised reasonably based on the course of discussions that it and the Fund will be unable to agree in writing to mutually satisfactory terms and conditions governing the Non-Standard Procedure, as applicable, including without limitation appropriate procedures, indemnification and payment terms.

“Remediation Services” means the additional services required to be provided hereunder by BNY or the Custodian in connection with a Fund Error in order to correct, remediate, adjust, reprocess, repeat, reverse or otherwise modify conduct previously taken in accordance with the Agreement to achieve the outcome originally intended by the previous conduct.

“Research” means either or both of External Research and Internal Research.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Services” means the services described in Section 3 and Schedule C of the Agreement.

“Service Effective Date” means the date following the completion of all implementation services, in the case of a Fund that is a new start-up Fund, or the date following the completion of all conversion services, in the case of Fund that BNY will be providing services to as a successor service provider, that the first live transaction is processed by the BNY System for a public customer of the particular Fund on a production basis.

“Shareholder Materials” means the Fund’s Prospectus and statement of additional information or disclosure materials of similar function, such as a private offering memorandum, and any other materials relating to the Fund provided to Fund shareholders by the Fund.

“Shares” or “Fund Shares” means the shares or other units of beneficial interest of each Fund.

“Written Procedures” means, collectively, Standard Procedures and Exception Procedures.

Confidential And Proprietary

INDEX OF DEFINED TERMS

(includes defined terms through Schedule A; excludes terms defined in Schedule C solely for Schedule C)

Term	Location
1933 Act	Schedule A
1934 Act	Schedule A
1940 Act	Schedule A
19(a) Statement	§ 3(a)(4)
314(a) Procedures	§ 3(b)(4)
Account	§ 3(c)(1)(i)(G)
Additional Fund	§ 20(l)
Administrative Action	§ 3(a)(14)(A)
Affiliate	Schedule A
Affiliated Third Party Institutions	§ 9(b)
Agreement	Preamble
AML	§ 3(b)(l)(A)
AML Services	§ 3(b)
Applicable Procedures	§ 11(l)(1)
Appropriate List Matching Data	§ 3(b)(5)(C)
Authorized Person	Schedule A
Available Notice	§ 20(c)(1)
Back-Up Facilities	§ 8
BNY	Preamble
BNY Account Documentation	§ 3(a)(12)(C)(iii)(bb)
BNY	Schedule A
BNY Group	§ 20(r)
BNY System	§ 3(d)
BNY Trust	Schedule A
Board	Schedule A
Bona Fide Reason	Schedule A
Breach Notice	§ 13(c)
Breach Termination Notice	§ 13(c)

Confidential And Proprietary

Term	Location
Centralized Functions	§ 20(r)
Check Matter	§ 11(i)
CIP Regulations	§ 3(b)(3)(A)
Claim	Schedule A
Code	Schedule A
Company Standards	§ 20(c)(1)
Comparison Results	§ 3(b)(4)
Compliance Failures	§ 3(a)(15)(B)
conduct	Schedule A
Confidential Information	§ 4(b)
Constructive Termination	Schedule A
Control	Schedule A
Controls	§ 3(c)(1)(i)
Conversion Plan	§ 3(f)(i)
course of conduct	Schedule A
Covered Account	§ 3(c)(1)(i)(F)
Covered Person	§ 3(c)(1)(i)(D)
Current Service Provider	§ 3(e)
Custodian	§ 3(a)(12)(C)
Custodied Account	§ 3(a)(12)(A)(iii)
Customer	§ 3(b)(3)(A)(i)
Data Elements	§ 3(b)(3)(A)(i)
Deconversion	Schedule A
Deconversion Services	§ 13(e)(1)(B)(III)
Dedicated Personnel	Schedule A
Defaulting Party	§ 13(c)
Direct Account	§ 3(c)(1)(i)(E)
Director	§ 3(b)(5)(A)(iii)
Dissolution Event	§ 9(g)
DTCC	Schedule A

Confidential And Proprietary

Term	Location
Early Termination	§ 13(d)(1)
Early Termination Fee	§ 13(d)(1)(i)
Effective Date	Preamble
Elapsed Months	§ 11(b)
Electronic Signature	§ 19
Eligible Assets	§ 3(a)(12)(A)(i)
Eligible Property	§ 3(a)(15)(A)(ii)
Errant Securities Data	§ 11(h)
Evaluation Report	§ 3(c)(1)(iv)
Event Beyond Reasonable Control	§ 11(c)
Exception Procedure	§ 14(b)(iv)
External Research	Schedule A
FATCA	§ 3(a)(17)
FATCA Services	§ 3(a)(17)
FATF Lists	§ 3(b)(5)(A)(ii)
Fee Agreement	§ 9(a)
Fees	§ 9(a)
FFI Regulations	§ 3(b)(2)(A)
Final Distribution	§ 9(g)
Final Expenses	§ 9(g)
FinCEN	Schedule A
Foreign Financial Institution	§ 3(b)(2)(A)(i)
Fraud Loss	§ 11(l)(1)
Fund	Background
Fund AML Laws	§ 3(b)(10)
Fund Communication	Schedule A
Fund Custodian	§ 3(a)(1)(xii)
Fund Data	§ 2
Fund Error	Schedule A
Fund List Data	§ 3(b)(5)(A)
Fund Registry	§ 3(c)(1)(i)(C)
Fund Shares	Schedule A

Confidential And Proprietary

Term	Location
General Damage Cap	§ 11(b)
Good Faith Estimate	§ 13(e)(1)(B)
Identification Data	§ 3(a)(15)(C)
Identity Theft	§ 3(c)(1)(i)(B)
IGO	§ 14(a)
Illegible Communication	§ 10(d)(1)
Implementing Communication	§ 10(a)(ii)
Industry Standard	§ 14(a)
Information Requests	§ 3(b)(4)
in good order	Schedule A
Initial Claim	§ 11(i)
Initial Term	§ 13(a)
Instructions	Schedule A
Intellectual Property Rights	Schedule A
Internal Research	Schedule A
Investment Company	Preamble
IRS	Schedule A
Legal Authority	§ 11(j)
Legal Process Item	§ 3(a)(14)(A)
Legal Response	§ 3(a)(14)(A)
Liable Conduct	§ 11(a)
Loss, Losses	Schedule A
Loss Date	Schedule A
Massachusetts Privacy Regulation	§ 5
Material Event	§ 3(a)(12)(C)(i)
Monetary Benefits	§ 9(b)
NACHA	Schedule A
New Service	§ 20(c)(2)(A)
NIGO	§ 14(a)
Non-Defaulting Party	§ 13(c)
Non-Renewal Notice	§ 13(b)(1)
Non-Standard Form	§ 10(j)
Non-Standard Procedures	§ 14(b)
NSCC	Schedule A

Confidential And Proprietary

Term	Location
OFAC	§ 3(b)(5)(A)(i)
OFAC Lists	§ 3(b)(5)(A)(i)
Onboarding Plan	§ 3(f)(ii)
Overdraft Amount	§ 9(c)(i)
Participant	§ 3(a)(12)(A)(ii)
Payment Date	§ 13(e)(1)
PMLC Determination	§ 3(b)(5)(A)(iii)
Portfolio	Schedule A
Possible Identity Theft	§ 3(c)(1)(iii)
Post-Conversion Service Date	§ 3(f)(i)
Post-Onboarding Service Date	§ 3(f)(ii)
Primary Facilities	§ 8
Prospectus	Schedule A
Red Flag	§ 3(c)(1)(i)(A)
Red Flags Requirements	§ 3(c)(2)
Red Flags Section	§ 3(c)(1)
Red Flags Services	§ 3(c)(1)
Registered Owner	§ 3(c)(1)(i)(C)
Reimbursable Expenses	§ 9(a)
Reimbursable Trailing Expenses	§ 13(e)(1)(B)(II)
Related Custodian Materials	§ 3(a)(12)(C)(vi)
Related Parties	§ 3(a)(12)(C)(iii)(bb)
Related Person	§ 13(d)(2)
Remediation Services	Schedule A
Removed Accounts	§ 13(d)(2)
Removed Account Fee	§ 13(d)(2)
Renewal Term	§ 13(b)(1)
Research	Schedule A
Response Failure	§ 10(i)
Retention Reasons	§ 4(g)(1)
Rule 17Ad-17	§ 3(a)(11)

Confidential And Proprietary

Term	Location
SEC	Schedule A
Securities Data	§ 11(h)
Securities Laws	Schedule A
Security Codes	§ 10(g)
Services	Schedule A
Service Accounts	§ 9(b)
Service Effective Date	Schedule A
Service Communications	§ 10(d)(2)
Service Indemnifications	§ 20(n)
Service Requirements	§ 20(c)(2)(A)
Shareholder Materials	Schedule A
Shareholder Communications	§ 10(d)(2)
Shares	Schedule A
Standard Form	§ 10(b)(ii)(B)
Standard Instruction	§ 10(b)(ii)
Standard Procedures	§ 14(a)
States and Territories of the United States	§ 3(a)(15)(A)(i)
Tax Advantaged Account	§ 3(a)(12)(A)(iv)
Third Party Institution	§ 9(b)
Trailing Services	§ 13(e)(1)(B)(I)
Transactional Information	§ 4(b)(ii)(E)
Transfer Date	§ 3(a)(12)(C)(iii)
Transition Plan	§ 3(e)
UCC	§ 11(i)
UCC Program	§ 11(i)
UCITA	§ 20(f)
Unclaimed Property Laws	§ 3(a)(15)(A)
Unclaimed Property Services	§ 3(a)(15)(A)
UPS Commencement Date	§ 3(a)(15)(B)
United States	§ 3(a)(14)(A)
US Legal Process Item	§ 3(a)(14)(A)
U.S. Government Lists	§ 3(b)(5)(A)
Written Procedures	Schedule A

[End of Schedule A]

Confidential And Proprietary

SCHEDULE B

(Dated: _______________)

THIS SCHEDULE B is Schedule B to that certain Transfer Agency And Shareholder Services Agreement dated as of ___________________ between BNY Mellon Investment Servicing (US) Inc. and [Investment Company].

Portfolios

American Drive Variable Insurance Trust

Series

1.	American Drive Aggressive Allocation Portfolio

2.	American Drive Moderate Allocation Portfolio

Confidential And Proprietary

SCHEDULE C

Terms And Conditions Governing Use Of The BNY System

SECTION 0. GENERAL.

0.1 Capitalized Terms. Capitalized terms not defined in this Schedule C shall have the meaning ascribed to them in the Main Agreement. Capitalized terms defined in this Schedule C shall have that meaning solely in this Schedule C and not in any other part of the Agreement unless expressly stated otherwise in a specific instance. References to Section numbers in this Schedule C shall mean Sections of this Schedule C unless expressly stated otherwise in a specific instance. References to the “Agreement” in this Schedule C means the Main Agreement and this Schedule C.

0.2 Purpose. BNY utilizes some components of the BNY System to perform the Core Services. But BNY does not utilize all components of the BNY System to provide the Core Services. Some components of the BNY System are maintained by BNY and offered to customers solely to permit customers to access the data and information maintained in the BNY System in connection with the Core Services and put it to additional uses. Consequently, Company is given rights pursuant to this Schedule C (i) to access and use components of the BNY System, from the Company System (as defined in Section 2.7), to engage in activities that are separate and distinct and apart from the activities engaged in by BNY to provide the Core Services, and (ii) to authorize third parties, the “Authorized Users”, to access and use certain Component Systems to engage in activities that are also separate and distinct and apart from the activities engaged in by BNY to provide the Core Services. Such access and use of the BNY System by Company from the Company System and by Authorized Users may include the ability to input data and information into the BNY System that BNY utilizes in performing the Core Services but which is not required for BNY to perform the Core Services. This ability of Company and Authorized Users to access and use the BNY System represents a service offered by BNY that is supplemental to the Core Services. No access to or use of the BNY System by Company or Authorized Users is permitted, required or contemplated by the Core Services or the Main Agreement. This Schedule C governs solely those supplemental services offered by BNY and Company’s use of them.

SECTION 1. CERTAIN DEFINITIONS.

“Authorized Persons” means the persons who have been authorized by the Company in accordance with the applicable Documentation and procedures of BNY and Section 2.1(a)(iii) to access and use the Licensed System or specific Component Systems.

“Authorized Users” means Authorized Persons and Permitted Users.

“BNY Web Application” means with respect to a relevant Component System the collection of electronic documents and files, content, text, graphics, processes, functions, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data, technology, scripts, programs, interfaces and databases residing on a computer system maintained by or for BNY, accessible via the Internet at an Internet address furnished by BNY for use of the particular Component System.

“Company” means a Fund.

“Company Data” means (i) data and information regarding each Fund and the shareholders and shareholder accounts of each Fund which is inputted into the Licensed System and the content of records, files and reports generated from such data and information by the Licensed System.

Confidential And Proprietary

“Company Web Application” means the collection of electronic documents and files, content, text, graphics, processes, functions, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data, technology, scripts, programs, interfaces and databases residing on a computer system maintained by or for the Company, connected to the Internet and utilized by the Company in connection with its use of a Component System as contemplated by applicable Documentation.

“Component Effective Date” means, with respect to each Component System of the Licensed System that Company is given the right to access and use, the date as of which the Company is first given such right to access and use.

“Component System” means, as of its relevant Component Effective Date, each Listed System and each Support Function that is part of the Licensed System and, subsequent to a relevant Component Effective Date, such Listed Systems and Support Functions as they may be changed as provided in subsection (b) of the definition of Licensed System.

“Copy”, whether or not capitalized, means any paper, disk, tape, film, memory device, or other material or object on or in which any words, object code, source code or other symbols are written, recorded or encoded, whether permanent or transitory.

“Core Services” means the services described in the Main Agreement that BNY is obligated to perform for Company (for clarification: excluding the products and services provided pursuant to this Schedule C).

“Data Terms Web Site” means the set of terms and conditions (as may be amended by BNY) available at http://www.bny.com/products/assetserving/vendoragreement.pdf or such other location as BNY shall notify Company in writing.

“Documentation” means any user manuals, reference guides, specifications, documentation, instruction materials and similar recorded data and information, whether in electronic or physical output form, that BNY makes available to, provides access to or provides to the Company, and that describe how the Licensed System is to be operated by users and set forth the features, functionalities, user responsibilities, procedures, commands, requirements, limitations and capabilities of and similar information about the Licensed System.

“Exhibit 1” means Exhibit 1 to this Schedule C.

“Employee” and “employee” means officers and any employees of the Fund and officers and employees of Related Entities.

“General Upgrade” means (i) an Upgrade that BNY in its sole and absolute discretion incorporates into the Licensed System at no additional fees or charges to Company, and (ii) an Upgrade that BNY offers to incorporate into the Licensed System without charge or at such additional fees and charges as the parties shall agree in writing and that Company accepts for incorporation into the Licensed System.

“Harmful Code” means any computer code, software routine, or programming device designed to (a) disable, disrupt, impair, delete, damage, corrupt, reprogram, recode or modify in any way a computer processing system, computer network, computer service, a deliverable for any of the foregoing, interface, data, files, software, storage media, or computer or electronic hardware or equipment (sometimes referred to as a “Trojan horse,” “worm,” “virus”, “preventative routine,” “disabling code,” or “cookie” devices); (b) impair in any way the operation of any of the foregoing based on the elapsing of a period of time, advancement of a particular date or other numeral (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices); or (c) permit a non-authorized party to access, transmit or utilize, as appropriate, any computer processing system, computer network, computer service, deliverable for any of the foregoing, interface, data, files, software, storage media, or computer or electronic hardware or equipment without proper consent (sometimes referred to as “lockups,” “traps,” “access codes,” or “trap door” devices); or (d) any other similar harmful or hidden procedures, routines or mechanisms.

Confidential And Proprietary

“Intellectual Property Rights” means all intellectual property rights throughout the world, including copyrights, patents, mask works, trademarks, service marks, trade secrets, inventions (whether or not patentable), know how, authors’ rights, rights of attribution, and other proprietary rights and all applications and rights to apply for registration or protection of such rights and the legal rights, interests and protections afforded under applicable patent, copyright, trademark, trade secret and other intellectual property laws.

“Licensed Services” means all functions performed by the Licensed System.

“Licensed System” means, collectively:

(a) as of its applicable Component Effective Date, any one or more of the following: (i) any Listed System to which the Company is given access to and use of by BNY in its entirety in accordance with the Main Agreement; and (ii) any “Support Function”, which is hereby defined to mean any system, subsystem, software, program, application, interface, process, subprogram, series of commands or function, regardless of the degree of separability from or integration with a Listed System, that Company is given access to and use of to support its utilization of a Listed System-items within “Support Function” and this clause (ii) could be one or more parts of a Listed System or could be items which exist apart from any Listed System but which are provided to support utilization of a Listed System.

(b) Updates, General Upgrades and Company Modifications (as defined at Section 2.16) to the Listed Systems included within clause (a)(i) above and the systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands and functions included within clause (a)(ii) above.

“Listed Systems” means the computer systems listed on Exhibit 1, whether mainframe systems, surround systems, subsystems or component systems, and in the case of the NSCC and CMS means as well the separate and distinct component systems of NSCC and CMS that BNY may give Company access to and use of at Company’s request in lieu of access to and use of the entire NSCC or CMS.

“Main Agreement” means all parts of this Agreement other than this Schedule C.

“Marks” means trademarks, service marks and trade names as those terms are generally understood under applicable intellectual property laws and any other marks, names, words or expressions of a similar character.

“Permitted User” means a Fund shareholder who has been authorized pursuant to applicable Documentation and procedures of BNY to access and use IAM.

“Product Assistance” means assistance provided by BNY personnel regarding the Licensed System, including regarding its impact on other software, functionality, usage and integration.

“Proprietary Items” means:

(a) (i) All contents of the Listed Systems, (ii) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions, regardless of the degree of separability from or integration with a Listed System, and whether or not part of a Listed System, that BNY may at any time provide any customer with access to and use of to support the customer’s s utilization of a Listed System, including the Support Functions, (iii) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions which BNY utilizes in providing any of the services, or engaging in any of the activities, contemplated by this Agreement, (iv) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions owned, leased, licensed or sublicensed by BNY which interface with, provide data to or receive data from any of the foregoing, and (v) all updates, upgrades, revisions, modifications, refinements, releases, versions, instances, translations, enhancements and improvements to and of all or any part of the foregoing, whether in existence on, or occurring prior to or subsequent to, the Effective Date (collectively, the “BNY Software”);

Confidential And Proprietary

(b) all facilities, central processing units, nodes, equipment, storage devices, peripherals and hardware utilized by BNY in connection with the BNY Software (the “BNY Equipment”);

(c) all documentation materials relating to the BNY Software, including materials describing functions, capabilities, dependencies and responsibilities for proper operation of the Licensed System, including the Documentation, and all updates, upgrades, revisions, modifications, refinements, releases, versions, translations, enhancements and improvements to or of all or any part of foregoing (the “BNY Documentation”, and together with the BNY Software and the BNY Equipment, the “System” or the “BNY System”) and all versions of the BNY System as they may exist after the Effective Date or may have existed at any time prior to the Effective Date;

(d) all methods, concepts, visual expressions, screen formats, file and report formats, interactivity techniques, engine protocols, models and design features used in the BNY System;

(e) source code and object code for all of the foregoing, as applicable;

(f) all derivative works, inventions, discoveries, patents, copyrights, patentable or copyrightable items and trade secrets prepared or furnished by or for BNY in connection with the performance of the services or in connection with any activities of the parties related to this Agreement;

(g) all materials related to the testing, implementation, support and maintenance of all of the foregoing;

(h) all other documentation, manuals, tutorials, guides, instructions, policy and procedure documents and other materials in any recorded medium prepared or furnished by or for BNY in connection with the performance of the Licensed Services or in connection with any activities of the parties related this Agreement;

(i) the contents of all databases and other data and information of whatsoever nature in the BNY System, other than Company Data, whether residing in the BNY System or existing outside the BNY System in recorded form whether in hardcopy, electronic or other format; and

(j) all copies of any of the foregoing in any form, format or medium.

“Related Entity” means an entity that is not a competitor of BNY in the transfer agency or omnibus subaccounting business services that provides investment advisory, investment management or administrative services to the Fund pursuant to one or more material agreements between the Fund and such entity filed with the SEC (or, if the Fund is not registered with the SEC, pursuant to one or more material agreements that would be required to be filed with the SEC if the Fund were registered with the SEC).

“Terms of Use” means any privacy policy, terms of use or other terms and conditions made applicable by BNY in connection with the Company’s or an Authorized User’s access to and use of a Component System or a BNY Web Application or other access site or access method, including without limitation the Data Terms Web Site.

“Third Party Products” means the products or services of parties other than BNY that constitute part of the Licensed System.

“Third Party Provider” means licensors, subcontractors and suppliers of BNY furnishing the Third Party Products.

“United States” means the states of the United States of America and the District of Columbia.

“Update” means a modification to a Component System necessary to maintain the operation of the Component System in compliance with the Documentation in effect as of the Component System’s applicable Component Effective Date and includes without limitation modifications correcting any design or operational errors in the Component System and modifications enabling the Component System to be operated in any revised operating environment issued by BNY and excludes Upgrades.

Confidential And Proprietary

“Upgrade” means an enhancement to a Component System as it exists on its applicable Component Effective Date, new features and new functionalities added to the Component System as it exists on its applicable Component Effective Date, and all revisions, modifications, refinements, releases, enhancements and improvements to a Component System as it exists on its applicable Component Effective Date which change the operation of Component System rather than just bring it into compliance with the applicable Documentation.

SECTION 2. ACCESS AND USE RIGHTS; OBLIGATIONS.

2.1 Access And Use Rights.

(a) (i) BNY hereby grants to Company a royalty-free, non-exclusive, non-assignable, non-transferable license and right to access and use the Licensed System in the United States through Employees (other than as expressly permitted otherwise by Section 2.1(a)(ii) below), solely in accordance with applicable Documentation, through the interfaces and telecommunication lines designated by BNY, solely to perform the Licensed Services for the internal business purposes of the Company, solely in support of the Core Services and solely for so long as applicable fees are paid by Company.

(ii) The right granted by Section 2.1(a)(i) includes, where such access and use is expressly contemplated by the Documentation applicable to a particular Component System to which the Company has been given access and use, the right to authorize persons not Employees to access and use in the United States the specified Component System strictly in compliance with applicable Documentation, through the interfaces and telecommunication lines designated by BNY, solely to perform the Licensed Services in support of the Core Services and solely for so long as applicable fees are paid by Company.

(iii) Except with respect to Fund shareholders seeking to access IAM, to exercise the right contained in Section 2.1(a)(i) or Section 2.1(a)(ii) the Company must designate such persons to BNY and approve them in a writing that conforms to the requirements of applicable Documentation and procedures of BNY and furnish any information reasonably requested by BNY. Upon BNY’s approval of a designated person (which approval will not be unreasonably withheld), BNY issue appropriate Security Codes for each such person. Company shall notify BNY in writing of any Authorized Person to be deactivated and return any secure identification devices issued to such Authorized Person. Upon receipt of Company’s deactivation notice and any secure identification devices, BNY shall deactivate the Security Codes for such Authorized Person, at which point such person shall no longer be deemed an Authorized Person.

(iv) Access to IAM for Fund shareholders shall occur in accordance with the Documentation applicable to IAM.

(v) The Company shall be responsible and liable for compliance by all Authorized Users with all applicable terms of this Schedule C, whether or not in an individual instance an Authorized User is an Employee.

(b) Company may not, and shall not, under any circumstances (i) grant or attempt to grant any license or sublicense to any license or right granted by this Section 2.1, (ii) assign, delegate or transfer in any manner, in whole or in part, or attempt to do any of the foregoing, with respect to any license or right granted by this Section 2.1, or (iii) use the Licensed System to provide services to third parties, other than shareholders of its Funds, or for any other purpose other than that described in Sections 2.1(a)(i) and (ii).

(c) The grant of rights in this Section 2.1 shall be construed narrowly. No right is conferred hereunder to Company or to any other party, except the right expressly provided for in this Section 2.1. The rights granted by this Section 2.1 shall immediately terminate without further action required on anyone’s part, including without prior notification, upon the termination or expiration of the Agreement. BNY and its licensors reserve all rights in the BNY System not expressly granted to Company in this Section 2.1. Nothing in this Section 2.1 shall be construed to give Company rights of any nature in source code. The rights granted to Company by this Section 2.1 are sometimes referred to herein as the “Licensed Rights”.

Confidential And Proprietary

(d) For clarification:

Company may be given access to and use of a Listed System which contains integration points or links to one or more Support Functions that are part of a Listed System to which the Company has not been given access and use (“Linked Functions”). The Licensed Rights granted by this Section 2.1 to access and use a particular Listed System containing integration points or links to Linked Functions includes the right to access and use such Linked Functions, does not include the right to use the entire Listed System containing the Linked Functions or other subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions in that Listed System. To the extent exercise of Licensed Rights hereunder inadvertently or otherwise results in access to or use of a Component System or other system, subsystem, software, program, application, interface, process, subprogram, series of commands or function which is not part of the its Licensed System, all terms of this Agreement shall apply to such access and use.

2.2 Documentation. Company shall use the Licensed System solely and strictly in accordance and compliance with the Documentation provided or made available to Company by BNY from time to time and any specifications contained therein. Company may copy the Documentation solely to the extent reasonably necessary for routine backup and disaster recovery purposes and upon request of an applicable regulatory authority. Company shall pay BNY such fees as it has established for copies of the Documentation, if any, as listed in the Fee Agreement.

2.3 Third Party Software and Services. Company acknowledges that Third Party Products may constitute part of the Licensed System. Company’s use of Third Party Products shall be subject to the terms and conditions of this Agreement; provided, however, access, use, maintenance and support of Third Party Products made available to Company after an applicable Component Effective Date may be conditioned upon Company’s execution of an agreement with the applicable Third Party Provider (“Third Party Agreement”) which would provide for certain rights and obligations between the Company and the Third Party Provider (“Direct Third Party Product”), in which case the terms of the Third Party Agreement will also apply to Company’s use of the particular Third Party Product. Notwithstanding the foregoing sentences of this Section 2.3, Company acknowledges that BNY is not responsible for, nor does BNY warrant the performance or other features of, nor can it fix errors or defects in, third party software and services and BNY’s sole obligation with respect to third party software and services is to inform the third party of any errors, defects, deficiencies or other matters regarding the third party software and services of which BNY is made aware by Company and to request and pursue in a commercially reasonable manner remediation of the errors, defects or deficiencies by the third party to the extent BNY reasonably determines remediation to be available pursuant to the terms of BNY’s agreement with the third party.

2.4 Compliance With Applicable Law. Company shall comply with all laws, regulations, rules and orders of whatsoever nature of governmental bodies and authorities (whether legislative, executive, independent, self-regulatory or otherwise) applicable to the business or activities in connection with which it utilizes the Licensed System.

2.5 Responsibility For Use.

(a) The Company alone will be responsible for furnishing, or arranging for a third party to furnish, all data and information required by the Documentation and the specifications therein for the Licensed System to function and perform in accordance with the Documentation, other than the data and information residing in the Licensed System in connection with BNY’s performance of the Core Services. BNY shall have no liability or responsibility for any Loss caused in whole or in part by the Company’s or an Authorized User’s exercise of the Licensed Rights or use of the Licensed System or by data or information of any nature inputted into the Licensed System by or under the direction or authorization of Company or an Authorized User; provided, however, this Section 2.5 shall not relieve BNY of its obligation to act in accordance with its obligations under the Main Agreement. Company shall be responsible and solely liable for the cost or expense of regenerating any output or other remedial action if the Company, an Authorized User or an agent of either shall have failed to transmit properly and in the correct format any data or information, shall have transmitted erroneous or incorrect information or data, or shall have failed to timely verify or reconcile any such data or information when it is generated by the Licensed System (“Data Faults”).

Confidential And Proprietary

(b) Company warrants that the data transmitted to the Licensed System by or under the direction or authorization of Company or Authorized Users will not disrupt, disable, harm, or otherwise impede in any manner the operation of the Licensed System or any associated software, firmware, hardware, or BNY computer system or network.

2.6 Internal Control Obligations.

(a) Company shall adopt and implement commercially reasonable internal control procedures regarding the use of the Licensed System, which internal control procedures shall be reasonably designed to ensure that any use of the Licensed System complies with (i) Sections 2.1, 2.2, 2.6, 2.12, 2.17 and 2.20 of this Schedule C, and (ii) applicable Documentation.

(b) Company shall establish and adhere to security policies and procedures intended to (i) safeguard the Licensed System from unauthorized or improper access and use from equipment utilized by the Company, (ii) safeguard the integrity and validity of any user identifications, passwords, mnemonics, security images, security questions and answers, token and supertoken generated character and symbols and any other data elements or information intended to restrict access to the Licensed Systems or to safeguard the information in or the operation of the Licensed System or any Component System in any manner from unauthorized users (“Security Codes”), and (iii) prevent unauthorized access to and protect electronically stored, processed or transmitted information. Such policies and procedures shall be at least equal to industry standards and any higher standard agreed upon by the Company and BNY.

(c) Unless Company obtains prior written permission from BNY, Company shall permit only Authorized Persons to use Security Codes assigned to or selected by Company with respect to the Licensed System. The Security Codes shall constitute Confidential Information of both Company and BNY under the Agreement subject to all obligations thereunder, and Company shall not permit access to Security Codes to any person other than Authorized Persons. Company shall notify BNY immediately if Company has reason to believe that any person who is not an Authorized Person has obtained access to a Security Code or accessed or used the Licensed System, that an Authorized Person has accessed or used the Licensed System using Security Codes not assigned to that Authorized Person, that any other loss of confidentiality with respect to a Security Code has occurred or the security of the Licensed System has otherwise been breached. BNY shall not be responsible or liable for any unauthorized use of valid Security Codes assigned to Authorized Users. Company is solely responsible for Authorized Users’ access to the Licensed System, and Company, on behalf of itself and its Authorized Users, acknowledges and agrees that BNY has no duty or obligation to verify or confirm the actual identity of the persons who access the Licensed System or that the person who accesses the Licensed System is, in fact, an Authorized User.

(d) Company shall verify and confirm all information entered on the Licensed System and shall notify BNY of any error in any information entered on the Licensed System as soon as practicable following Company’s knowledge of such error.

(e) Company will not recirculate, redistribute or otherwise retransmit or re-rout the Licensed System to any third party or authorize the use of any information included on the Licensed System on any equipment or display not authorized by BNY without BNY’s prior express written approval.

2.7 Company Resources.

(a) Company will be solely responsible, at Company’s expense, for procuring, maintaining, and supporting all third-party software other than Third Party Products and all workstations, personal computers, printers, controllers or other hardware or peripheral equipment at Company’s sites (“Company System”) required for Company to operate the Licensed System in accordance with the Documentation and specifications provided by BNY from time to time. BNY will provide Company with specifications for Company System, including any requirements relating to the connection and operation of the Company System with the Licensed System and Third Party Products. Company shall conform its operating system environment to the operating system requirements provided by BNY for the Licensed System. Company will support and maintain the Company System as necessary to ensure its operation does not impact the Licensed System adversely or otherwise in a manner not contemplated by the Documentation.

Confidential And Proprietary

(b) Company shall, at its own expense, devote such of the Company System and other equipment, facilities, personnel and resources reasonably necessary to (a) implement the Licensed System, (b) be trained in the use of the Licensed System, (c) perform timely any electrical work and cable installation necessary for Company’s use of the Licensed System, and (d) begin using the Licensed System on a timely basis. BNY shall not be responsible for any delays or fees and costs associated with Company’s failure to timely perform its obligations under this Section 2.7.

2.8 Company Telecommunications and Data Transmissions. Company will be solely responsible for complying at all times with telecommunications requirements designated by BNY for use of the Licensed System. Any data or information electronically transmitted by or on behalf of Company to the Licensed System will be so transmitted solely and exclusively in the format specified by BNY.

2.9 Notices Of Material Increase In Use. Company shall give advance written notice to BNY whenever Company intends to increase its scope of use of the Licensed System in any material respect. Upon receipt of such notice, Company and BNY shall mutually agree in writing on any required changes to the Company’s scope of use for the Licensed System and, if applicable, the corresponding fees with respect to such increased scope.

2.10 Certifications and Audits. Company shall promptly complete and return to BNY any certifications which BNY in its sole reasonable discretion may from time to time send to Company, certifying that Company is using the Licensed System in material compliance with the terms and conditions set forth in this Agreement. BNY may, at its expense and after giving reasonable advance written notice to Company, not more than once annually and subject to Company’s reasonable security requirements, enter Company locations during normal business hours and audit Company’s utilization of the Licensed System and the scope of use and information pertaining to Company’s compliance with the provisions of this Agreement. The foregoing right may be exercised directly by BNY or by delegation to an independent auditor acting on its behalf.

2.11 Taxes. The amounts payable by Company to BNY in consideration of the performance of services by BNY under the Agreement, including providing access to and use of the Licensed System pursuant to this Schedule C, do not include, and Company will timely pay, all federal, state and local taxes (including sales, use, excise and property taxes), if any, assessed or imposed in connection therewith, excluding any taxes imposed upon BNY based upon BNY’s net income.

2.12 Use Restrictions.

(a) Company and its Authorized Users will not do or attempt to do, and Company and its Authorized Users will not knowingly or through its negligence permit any other person or entity to do or attempt to do, any of the following, directly or indirectly:

(i)	use or access or attempt to use or access any Proprietary Item for any purpose, at any location or in any manner not specifically authorized by this Agreement;

(ii)	make or retain any copy of any Proprietary Item except as specifically authorized by this Agreement;

(iii)	create, recreate or obtain or attempt to obtain the source code for any Proprietary Item;

(iv)	refer to or otherwise use any Proprietary Item as part of any effort to develop other software, programs, applications, interfaces or functionalities or to compete with BNY or a Third Party Provider;

(v)	modify, adapt, translate or create derivative works based upon any Proprietary Item, or combine or merge any Proprietary Item or part thereof with or into any other product or service not provided for in this Agreement and not authorized in writing by BNY;

Confidential And Proprietary

(vi)	remove, erase or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in any Proprietary Item, or fail to preserve all copyright and other proprietary notices in any copy of any Proprietary Item made by Company;

(vii)	sell, transfer, assign or otherwise convey in any manner any ownership interest or Intellectual Property Right of BNY, or market, license, sublicense, distribute or otherwise grant, or subcontract or delegate to any other person, including outsourcers, vendors, consultants, joint venturers and partners, any right to access or use any Proprietary Item, whether on Company’s behalf or otherwise;

(viii)	subcontract for or delegate the performance of any act or function involved in accessing or using any Proprietary Item, whether on Company’s behalf or otherwise;

(ix)	reverse engineer, re-engineer, decrypt, disassemble, decompile, decipher, reconstruct, re-orient or modify the circuit design, algorithms, logic, source code, object code or program code or any other properties, attributes, features or constituent parts of any Proprietary Item;

(x)	take any action that would challenge, contest, impair or otherwise adversely effect an ownership interest or Intellectual Property Right of BNY;

(xi)	use any Proprietary Item to provide remote processing, network processing, network communications, a service bureau or time sharing operation, or services similar to any of the foregoing to any person or entity, whether on a fee basis or otherwise;

(xii)	allow Harmful Code into any Proprietary Item, as applicable, or into any interface or other software or program provided by it to BNY, through Company’s systems or personnel or Company’s use of the Licensed Services or Company’s activities in connection with this Agreement; or

(xiii)	engage in, or attempt to engage in, vulnerability assessments or penetration testing of the BNY System of any nature, “ethical hacking”, “white hat hacking” or similar hacking of the BNY System of any nature, or any other process or procedure intended to identify or exploit flaws, vulnerabilities or weaknesses in the BNY System, or otherwise engage in or attempt to engage in any activity to use, access, test or harm the BNY System or expose BNY to harm through the BNY System, other than access and use authorized by BNY in accordance with security measures and access methods approved by BNY.

(b) Company shall, promptly after becoming aware of such, notify BNY of any facts, circumstances or events regarding its or an Authorized User’s use of the Licensed System that are reasonably likely to constitute or result in a breach of this Section 2.12, and take all reasonable steps requested by BNY to prevent, control, remediate or remedy any such facts, circumstances or events or any future occurrence of such facts, circumstances or events.

2.13 Restricted Party Status. Company warrants at all times that it is not a “Restricted Party”, which shall be defined to mean any person or entity: (i) located in or a national of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other countries that may, from time to time, become subject to U.S. export controls for anti-terrorism reasons or with which U.S. persons are generally prohibited from engaging in financial transactions; (ii) on the U.S. Department of Commerce Denied Person’s List, Entity List, or Unverified List; U.S. Department of the Treasury list of Specially Designated Nationals and Blocked Persons; or U.S. Department of State List of Debarred Parties; (iii) engaged in activities involving nuclear materials or weapons, missile or rocket technologies, or proliferation of chemical or biological weapons; (iv) affiliated with or a part of any non-U.S. military organization, or (v) designated by the U.S. Government to have a status equivalent to any of the foregoing. If Company becomes a Restricted Party during the term of this Agreement, the Licensed Rights shall terminate immediately without notice and Company shall have no further rights to use the Licensed System.

Confidential And Proprietary

2.14 Mitigation Measures. Company shall take commercially reasonable measures (except measures causing it to incur out-of-pocket expenses which BNY does not agree in advance to reimburse) to mitigate losses or potential losses to BNY, including taking verification, validation and reconciliation measures that are commercially reasonable or standard practice in the Company’s business.

2.15 Company Dependencies. To the extent an obligation of BNY under this Schedule C is dependent and contingent upon Company’s or Authorized User’s performance of an action or refraining from performing an action that has been specified or described in this Schedule C or the Documentation or that is part of practices and procedures which are commercially reasonable or standard in the user’s industry (“Company Dependency”), BNY shall not be liable for Loss to the extent caused by or resulting from, or that could have been avoided but for, a failure to properly perform or a delay in properly performing a Company Dependency and BNY’s obligation to perform an obligation contemplated by this Agreement shall be waived or delayed to the extent the performance of the related Company Dependency is not properly performed or is delayed.

2.16 Software Modifications. Company may request that BNY, at Company’s expense, develop modifications to the software constituting a part of the Licensed System that BNY generally makes available to customers for modification (“Software”) that are required to adapt the Software for Company’s unique business requirements. Such requests, containing the material features and functionalities of all such modifications in reasonable detail, will be submitted by Company in writing to BNY in accordance with the applicable, commercially reasonable procedures maintained by BNY at the time of the request. Company shall be solely responsible for preparing, reviewing and verifying the accuracy and completeness of the business specifications and requirements relied upon by BNY to estimate, design and develop such modifications to the Software. BNY shall have no obligation to develop modifications to the Licensed System requested by Company, but may in its discretion agree to develop requested modifications which it, in its sole discretion, reasonably determines it can accomplish with existing resources or with readily obtainable resources without disruption of normal business operations provided Company agrees at such time in writing to pay all costs and expenses, including out-of-pocket expenses, associated with the customized modification. BNY shall be obligated to develop modifications under this Section 2.16 only upon the execution of and in accordance with a writing containing, to BNY’s reasonable satisfaction, all necessary business and technical terms, specifications and requirements for the modification, acceptance testing and implementation, as determined by BNY in its sole judgment exercised reasonably (“Customization Order”) and Company’s agreement to pay all costs and expenses, including out-of-pocket expenses, associated with the customized modification, including any increases due to the engagement of resources outside BNY to perform the modification, such resources to be identified in the Customization Order (such portion of the Customization Order being the “Customization Fee Agreement”). All modifications developed and incorporated into the Licensed System pursuant to a Customization Order are referred to herein as “Company Modifications”. BNY may make Company Modifications available to all users of the Licensed System, including BNY, at any time after implementation of the particular Company Modification and any entitlement of Company to reimbursement on account of such action must be contained in the Customization Fee Agreement. In accordance with Section 3.1, BNY shall be the sole and exclusive owner of any Company Modifications (including all source code relating thereto) and all Intellectual Property Rights therein or relating thereto.

2.17 Export of Software. The Company and Authorized Users are without exception prohibited from (i) accessing or using the BNY System outside the United States, or (ii) exporting, transmitting, transferring or shipping any Proprietary Item to a country or jurisdiction outside the United States. No provision of the Agreement shall be interpreted to require BNY to permit access or use outside the United States or to export any Proprietary Item to a country or jurisdiction outside the United States. The Company shall comply with all applicable export and re-export restrictions and regulations of the U.S. Department of Commerce or other U.S. agency or authority and the Company may not transfer a Proprietary Item in violation of any such restrictions and regulations.

Confidential And Proprietary

2.18 Authorized Users Contemplated By Documentation. Notwithstanding any other provision of the Agreement, to the extent Documentation applicable to a particular Component System contemplates that Company Data will be transmitted or transferred to an Authorized User outside the BNY System, that Company Data will be made available within the BNY System for retrieval by an Authorized User for use outside the BNY System, that the Company Data will be provided or made available to Authorized Users within the BNY System for use by the Authorized User within the BNY System or within a system of the Authorized User, or that the Company may authorize Authorized Users to access and use Company Data contained within the Licensed System in any other manner:

(i)	The Company hereby grants to BNY a worldwide, royalty-free, non-exclusive right and license to display the Company Data through any BNY Web Application contemplated by the Documentation for the applicable Component System and hereby authorizes and directs BNY, as appropriate, to transmit, transfer, make available and provide the Company Data to Authorized Users, as contemplated by the Documentation applicable to the particular Component System, including without limitation through the Internet via a BNY Web Application or other communication link or method or access site or method designated by BNY for use of the particular Component System;

(ii)	The Company hereby authorizes and directs BNY, (A) to permit Authorized Users to view and use Company Data within the Licensed System as contemplated by applicable Documentation, (B) to act on behalf of a shareholder in any way contemplated by applicable Documentation and authorized by the Company in accordance with applicable Documentation, including to effect purchases, sales, redemptions, distributions, exchanges, transfers and other activities and to change the status, data or information involving a shareholder account or assets in a shareholder account, and (C) to the extent contemplated by applicable Documentation, to permit Authorized Users to download and store, copy in on-line and off-line form, reformat, perform calculations with, and distribute, publish, transmit, and display the Company Data in the systems of the Authorized User and to and through any relevant BNY Web Application;

(iii)	Company acknowledges and agrees that it is solely responsible for Company Data, and Company shall indemnify and defend BNY against any third party claim alleging that the Company Data or BNY’s use thereof infringes on any Intellectual Property Right or other proprietary right of such party;

(iv)	The Company shall have sole responsibility for imposing any desired use restrictions on Authorized Users to the extent use restrictions are contemplated by the applicable Documentation and BNY shall cooperate in a commercially reasonable manner in imposing such use restrictions to the extent the applicable Documentation contemplates a role for BNY in imposing such use restrictions;

(v)	The Company acknowledges and agrees that it alone is responsible for entering into agreements with Authorized Users governing the terms and conditions, as between the Company and the Authorized User, of the Authorized User’s use of the Company Data; the Company releases BNY from any and all responsibility and duty for obtaining any such agreements, including agreements relating to confidentiality and privacy of the data and information, and for any monitoring, supervision or inspection of Authorized Users of any nature; the Company releases BNY from any Loss the Company may incur, and will indemnify and defend BNY for all Loss it may incur, arising or resulting from or in connection with Company Data after BNY, as appropriate, transmits, transfers, makes available or provides the Company Data to the Authorized User in accordance with applicable Documentation, whether through a BNY Web Application or otherwise;

Confidential And Proprietary

(vi)	The Company shall be responsible and liable to BNY for the acts and omissions of Authorized Users while accessing and using a Component System pursuant to authorization from the Company and any person obtaining access to a Component System through Company or its Authorized Users or through use of any Security Code, whether or not Company or an Authorized User authorized such access and shall indemnify and defend BNY for all Loss arising from or related to acts or omissions by an Authorized User or other person as described above that would constitute a breach of this Schedule C if committed by the Company, that constitute negligent conduct or willful misconduct or that constitute a breach of a duty of the Authorized User imposed by this Schedule C; and

(vii)	BNY may immediately terminate access to and use of the Licensed System by an Authorized User if BNY reasonably believes conduct of the Authorized User would constitute a breach of this Schedule C if committed by the Company, constitutes negligent conduct or willful misconduct, or constitutes a breach of a duty of the Authorized User or the Company imposed by this Schedule C, applicable Documentation or applicable Terms of Use.

2.19 Communications with Third Parties regarding Component System Services. The Company shall be solely responsible for communicating with third parties to the extent such is reasonably required for services to be provided in accordance with the Documentation for the particular Component System.

2.20 Compliance with Terms Of Use. The Company’s and, to the extent applicable in connection with a particular Component System, each Authorized User’s use of a Component System, a BNY Web Application and any other access site or access method to a particular Component System shall be conducted in material compliance with applicable Terms of Use. In addition, Authorized Users shall be required to comply with requirements set forth in applicable Documentation, including requirements relating to Security Codes, as a condition to use of particular Component Systems.

2.21 Third Party Providers To The Company. The Company shall have sole responsibility to maintain through itself or its agents all agreements with third party providers that may be appropriate for use of a Component System and to pay as they come due all fees and charges associated with such agreements either directly or as passed through on invoices of BNY.

2.22 Fees. The Company shall be obligated to pay to BNY such fees and charges for access and use of any part of the Licensed System as may be set forth in the Fee Agreement and such fees and charges shall be paid in accordance with any applicable provisions set forth in the Main Agreement.

SECTION 3. PROVISIONS REGARDING BNY.

3.1 Right to Modify. BNY may alter, modify or change the Licensed System or any component, code, language, function, format, design, architecture, security measure or other element of whatsoever nature of the Licensed System and implement such alterations, modifications and changes into the Documentation and/or the Licensed System as Updates or Upgrades applicable to Company’s continued use of the Licensed System after such implementation; provided, however, at no time shall this section be interpreted in such a manner as to allow BNY by such alterations, modifications or changes to alter the License granted by Section 2.1 or modify any other service obligation of BNY under this Agreement.

3.2 Training and Product Assistance. BNY agrees to use commercially reasonable efforts to provide requested training and Product Assistance for Company’s personnel at BNY’s facilities or at Company’s facilities in connection with access to and use of the Licensed System and subsequent Updates, as reasonably requested by Company, at BNY ‘s then-current charges and rates for such services. All reasonable travel and out-of-pocket expenses incurred by BNY personnel in connection with and during such training or Product Assistance shall be borne by Company upon pre-approval in writing.

Confidential And Proprietary

3.3 Monitoring. BNY is not responsible for Company’s or Authorized User’s use of the Licensed System but shall have the right to monitor such use on BNY’s network solely to verify compliance with the terms and conditions set forth herein and for operational purposes related to the delivery of services by the Licensed System.

3.4 BNY Failure to Receive Data. BNY shall not be liable for data or information which the Company, an Authorized User or an agent of either transmits or attempts to transmit to BNY in connection with its use of a Component System and which is not received by BNY or for any failure of a Component System to perform a function in connection with any such data or information. BNY shall not be obligated to ascertain the accuracy, actual receipt by it or successful transmission to it of any data or information in connection with the Company’s or an Authorized User’s use of a Component System or to confirm the performance of any function by a Component System based on the transmission of instructions, data or information to BNY in connection with such use by the Company or an Authorized User. Sole responsibility for the foregoing shall rest with the party initiating the transmission.

3.5 ACH Activity. To the extent contemplated by the Documentation, and to the extent authorized by the Company and agreed to by BNY in its sole discretion, BNY will accept bank account information over the Internet or other communication channel from Authorized Users and take such other actions as may be appropriate to facilitate movement of money to and from shareholder accounts through the Automated Clearing House (“ACH”). The Company shall be solely responsible for all market risk (gain/loss liability) associated with transactions utilizing the ACH process.

SECTION 4. OWNERSHIP RIGHTS AND OTHER RIGHTS.

4.1 BNY Ownership.

(a) BNY and its licensors, subcontractors and suppliers will continue to own all of their respective right, title, and interest, including Intellectual Property Rights, in and to (i) the BNY System and the Proprietary Items, regardless of any participation, contributions, collaboration or other participation of the Company in or to the foregoing, and including any part of the foregoing that may be created by or on behalf of, at the direction of or pursuant to business requirements and other specifications provided by the Company, such as, but not limited to, Company Modifications, and (ii) all data and information in the BNY System that is not Company Data. For purposes of clarification: the BNY System and any modifications to the BNY System or a Proprietary Item, whether or not ordered or paid for by the Company as a customization, are not intended to be and are not a “works made for hire” under Section 101 of the Copyright Act or under any other applicable law, remain proprietary to and the exclusive property of BNY and accordingly Company hereby transfers, conveys and assigns any ownership interests or intellectual property rights it may have in and to Proprietary Items to BNY. To the extent reasonably requested by BNY, Company shall cooperate with BNY, at BNY’s expense, to cause to vest in BNY any ownership interests or Intellectual Property Rights in any of the forgoing that do not automatically vest in BNY.

(b) In the event a Company Web Application contains a Proprietary Item or other intellectual property of BNY, including, but not limited to, rights in copyrighted works, trademarks and trade dress, BNY shall retain all rights in such Proprietary Item or other intellectual property. To the extent a Proprietary Item or other intellectual property of BNY is duplicated within a Company Web Application to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of a BNY Web Application or other component of the BNY System, BNY grants to the Company a limited, non-exclusive, non-transferable right to use such Proprietary Item or other intellectual property for the duration of its authorized use of the applicable Component System. The right granted by the foregoing sentence is limited to the intellectual property needed to replicate the appearance of the particular BNY Web Application or other component of the BNY System and does not extend to any other Proprietary Item or other intellectual property owned by BNY. Company shall immediately cease using such Proprietary Item or other intellectual property immediately upon termination of the Licensed Rights governing the relevant Component System.

Confidential And Proprietary

(c) This Agreement is not an agreement of sale, and no title, patent, copyright, trademark, service mark, trade secret, intellectual property or other ownership rights to any Proprietary Items are transferred to Company by virtue of this Agreement. Upon BNY’s request, the Company shall promptly inform BNY in writing of the quantity and location of any tangible Proprietary Item furnished to Company in connection with this Agreement. Nothing contained in this Agreement, no disclosure of BNY Confidential Information and no use of Proprietary Items hereunder shall be construed as granting to or conferring on Company any rights, by license or otherwise, for any invention, discovery or improvement made, conceived, or acquired by BNY prior to or after the date hereof. No patent application that may hereafter be made, and no claim to any trade secret or other protection, shall be prejudiced by any disclosure of Confidential Information or use of Proprietary Items hereunder. Any sale, assignment or transfer of any nature or in any manner, or any attempt to do such, by Company or any party through Company of any ownership interest or Intellectual Property Right of BNY in the Proprietary Items shall be void. Any subcontracting or delegation of any right to access or use a Proprietary Item and any subcontracting for or delegation of the performance of any activities or functions involved in accessing or using a Proprietary Item shall be void and unenforceable against BNY.

4.2 Company Ownership. Company will own its respective right, title, and interest, including Intellectual Property Rights, in and to the Company Data. Company hereby grants BNY a limited, nonexclusive, nontransferable license to access and use the Company Data, and consents to BNY’s permitting access to, transferring and transmitting Company Data, all as appropriate to Company’s use of the Licensed Rights or as contemplated by the Documentation.

4.3 Mutual Retention of Certain Rights. Each party acknowledges and agrees that, other than the Licensed Rights provided for by Section 2.1 of this Schedule C, this Agreement does not give a party any right, title or interest in or to any ownership or other rights of the other party to property. Any software, interfaces or other programs a party provides to the other party hereunder (i) shall be used solely by such receiving party and only during the term of the Agreement and only for the purpose it was provided and in accordance with the provisions of this Agreement, and (ii) shall not be used by such party or any affiliate for any other purpose or to connect to or with any other person. To the extent the Intellectual Property Rights of one party are cached to expedite communication, such party grants to the other party a limited, non-exclusive, non-transferable right to use such Intellectual Property Rights for a period of time no longer than that reasonably necessary for the communication and a party shall immediately cease using such Intellectual Property Rights immediately upon termination of the Licensed Rights governing the relevant Component System.

4.4 Use of Hyperlinks. To the extent use of hyperlinks is contemplated by the Documentation for a particular Component System: The Company hereby grants to BNY a royalty-free, nonexclusive, nontransferable and revocable right to use the Company’s hyperlink in connection with the relevant Licensed Services; BNY hereby grants to the Company a royalty-free, nonexclusive, nontransferable and revocable right to use BNY ‘s hyperlink in connection with providing the relevant Licensed Services; each party shall reasonably cooperate with the other party concerning the placement, location and destination of such hyperlinks; and a party shall immediately cease using another party’s hyperlink immediately upon termination of the Licensed Rights governing the relevant Component System.

4.5 Use of Marks. To the extent one party’s Marks must be utilized by the other party in connection with the operation of a particular Component System or the Licensed Services related to the particular Component System: the Company hereby grants to BNY a non-exclusive, limited right to use its Marks solely in connection with the Licensed Services provided by the Component System; BNY hereby grants to the Company a non-exclusive, limited right to use its Marks solely in connection with the Licensed Services provided by the Component System; all use of Marks shall be in accordance with the granting party’s reasonable policies regarding the advertising and usage of its Marks as established from time to time; the Company hereby grants BNY the right to display the Company’s Mark’s on applicable BNY Web Applications and in advertising and marketing materials related to the BNY Web Application and the Licensed Services provided by the relevant Component System; each party shall retain all right, title and interest in and to its Marks worldwide, including any goodwill associated therewith, subject to the limited right granted in this Section 3.5; use of the Marks hereunder by the grantee pursuant to this limited right shall inure

Confidential And Proprietary

to the benefit of the trademark owner and grantees shall take no action that is inconsistent with the trademark owner’s ownership thereof; each party shall exercise reasonable efforts within commercially reasonable limits, to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided to it by the other party in writing from time to time, and all “point and click” features relating to Authorized Users’ acknowledgment and acceptance of such disclaimers and notifications; and a party shall immediately cease using another party’s Marks immediately upon termination of the Licensed Rights governing the relevant Component System.

SECTION 5. INDEMNIFICATION; WARRANTIES.

5.1 Infringement Indemnification.

(a) BNY shall defend and indemnify Company against any third party claim alleging that the Licensed System infringes in any material respect upon any United States patent or copyright or any trade secret or other proprietary right of any person. BNY shall have no liability or obligation under this Section 5.1 unless Company gives written notice to BNY within ten (10) days (provided that later notice shall relieve BNY of its liability and obligations under this Section 5.1 only to the extent that BNY is prejudiced by such later notice) after any applicable infringement claim is initiated against Company and allows BNY to have sole control of the defense or settlement of the claim. The remedies provided in this Section 5.1 are the Company’s sole remedies for third party claims against the Company alleging infringement by the Licensed System. If any applicable claim is initiated, or in BNY’s sole opinion is likely to be initiated, then BNY shall have the option, at its expense, to:

(i)	modify or replace the Licensed System or the infringing part of the Licensed System so that the Licensed System is no longer infringing; or

(ii)	procure the right to continue using or providing the infringing part of the Licensed System; or

(iii)	if neither of the remedies provided for in clauses (i) and (ii) can be accomplished in a commercially reasonable fashion, eliminate the infringing part of the Licensed System from the Licensed System and refund any fees paid by the Company with respect the infringing part for future periods.

(b) Neither BNY nor any Third Party Provider shall have any liability under any provision of this Agreement with respect to any performance problem, warranty, claim of infringement or other matter to the extent attributable to (i) Company’s use of a Proprietary Item in a negligent manner or any manner not consistent with this Schedule C or Company’s breach of this Schedule C; (ii) any modification or alteration of a Proprietary Item made by anyone other than BNY or made by BNY at the request or direction of the Company, (iii) BNY’s compliance with the instructions or requests of Company relating to a Proprietary Item; (iv) any combination of a Proprietary Item with any item, service, process or data not provided by BNY, (v) third parties gaining access to a Proprietary Item due to acts or omissions of Company, (vi) third party software not recommended by BNY or the use of open source software, (vii) Company’s failure to license and maintain copies of any third-party software required to operate the any BNY Software, (viii) Company’s failure to operate the BNY Software in accordance with the Documentation, or (ix) Data Faults (collectively, “Excluded Events”). Company will indemnify, and with respect to third party claims will defend, and hold harmless BNY and Third Party Providers from and against any and all Loss and claims resulting or arising from any Excluded Events.

5.2 BNY Warranty. BNY warrants that except for Direct Third Party Products, with respect to which no warranty is made, and subject to the last sentence of Section 2.3, the Licensed System, if used in accordance with applicable Documentation, will operate in material conformity with applicable Documentation, and in the event of a breach of this Section 5.2 BNY shall take commercially reasonable actions to restore performance of the Licensed System to the requirements of the foregoing warranty.

Confidential And Proprietary

5.3 Warranty Disclaimer. THE LICENSED SYSTEM AND ALL RELATED SERVICES ARE MADE AVAILABLE TO COMPANY ON AN “AS IS”, “AS AVAILABLE” BASIS. UNLESS A SPECIFIC WARRANTY IS EXPRESSLY GIVEN IN THIS SCHEDULE C, NO WARRANTY OF ANY NATURE, EXPRESS OR IMPLIED, IS MADE IN THIS SCHEDULE C, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE AVAILABILITY, CONDITION, MERCHANTABILITY, NON-INFRINGEMENT, DESIGN, OPERATION OR FITNESS FOR OR SATISFACTION IN REGARDS TO A PARTICULAR PURPOSE.

5.4 Limitation of Warranties. The warranty made by BNY in this Schedule C, and the obligations of BNY under this Schedule C, run only to Company and not to its affiliates, its customers or any other persons.

SECTION 6. OTHER PROVISIONS.

6.1 Scope of Services. The scope of services to be provided by BNY under this Agreement shall not be increased as a result of new or revised legal, regulatory or other requirements that may become applicable with respect to the Company, unless the parties hereto expressly agree in writing to any such increase. BNY shall not be obligated to develop or implement Upgrades, but to the extent it elects to do so Section 3.1 shall apply.

6.2 Additional Provision Regarding Governing Law. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Uniform Computer Information Transaction Act drafted by the National Conference Of Commissioners On Uniform State Laws, or a version thereof, or any law based on or similar to such Act (“UCITA”), if and as adopted by the jurisdiction whose laws govern with respect to this Agreement in any form, shall not apply to this Agreement or the activities contemplated hereby. To the extent UCITA is applicable notwithstanding the foregoing, the parties agree to opt out of the applicability of UCITA pursuant to the “opt out” provisions contained therein.

6.3 Third Party Providers. Except for those terms and conditions that specifically apply to Third Party Providers, under no circumstances shall any other person be considered a third party beneficiary of this Agreement or otherwise entitled to any rights or remedies under this Agreement. Except as may be provided in Third Party Agreements, Company shall have no rights or remedies against Third Party Providers, Third Party Providers shall have no liability of any nature to the Company, and the aggregate cumulative liability of all Third Party Providers to the Company shall be $1.

6.4 Liability Provisions.

(a) Notwithstanding any provision of the Main Agreement or this Schedule C, BNY shall not be liable under this Schedule C under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other damages which are not direct damages regardless of whether such damages were or should have been foreseeable and regardless of whether any entity has been advised of the possibility of such damages, all and each of which damages is hereby excluded by agreement of the parties.

(b) Notwithstanding any provision of the Main Agreement or this Schedule C, BNY’s cumulative, aggregate liability to the Company for any Loss, including Loss arising from Claims for indemnification pursuant to the Main Agreement and this Schedule C, that arises or relates to a term of this Schedule C, the recovery of which is not otherwise excluded or barred by another provision of this Agreement, shall not exceed: (i) with respect to Claims regarding a Component System for which specific fees and/or charges are set forth in the Fee Agreement (“Fee Based Components”), the fees and charges paid by Company to BNY for the particular Component System for the six (6) full calendar months immediately prior to the date the last Claim of Loss relating to the particular Component System arose (“Fee Based Cap”), and (ii) with respect to Claims regarding a Component System which is not a Fee Based Component (i.e., fees are included in account fees or otherwise incorporated into other fees) (“Non-Fee Based Component”), the fees and charges paid by Company to BNY for all services rendered under the Agreement, minus fees and charges paid with respect to Fee Based Components, for the six (6) full calendar months immediately prior to the date the last Claim of Loss relating to any Non-Fee Based Component arose (“Non-Fee Based Cap”, and collectively with the Fee Based Cap, a “BNY System Cap” or the “BNY System Caps”). Any amounts paid to Company that are subject to either BNY System Cap shall reduce the General Damage Cap (as defined in the Main Agreement) by such amount and no amounts shall be payable or paid under this Section 6.4 of Schedule C that would cause the General Damage Cap to be exceeded.

Confidential And Proprietary

(c) In the event of a material breach of this Schedule C by BNY with respect to the operation of a particular Component System, Company’s sole and exclusive termination remedy shall be to terminate the Licensed Rights granted by this Schedule C to the particular Component System with respect to which the material breach occurred by complying with the notice and cure period provisions in the Main Agreement applicable to a material breach of the Agreement, but the Company shall not be entitled to terminate any other provision of the Agreement or the Licensed Rights with respect to any other Component System. For purposes of clarification: The foregoing sentence is not intended to restrict, modify or abrogate any remedy available to a Company under another provision of the Agreement for a breach of Schedule C by BNY other than the termination remedy.

6.5 Assignment. Notwithstanding any provision of the Main Agreement or this Schedule C, except as expressly provided in Section 2.1 of this Schedule C, Company may not, and shall not under any circumstances, assign, license, sublicense, grant rights to use, delegate, outsource, or otherwise transfer any Licensed Rights or any right in or part thereof or any obligation under this Schedule C, and any such assignment, licensing, sublicensing, grant of rights, delegation, outsourcing or transfer, or attempt to do any of the foregoing, shall be voidable at any time thereafter in the sole and absolute discretion of BNY.

6.6 Return of Proprietary Items. Upon a termination of this Agreement or a termination of the right to use the Licensed System or a right to use a particular Component System, or at the end of a Continuation Period (as defined in Section 6.15), as applicable, Company shall immediately cease attempts to access and use the relevant Component Systems and related Proprietary Items, and except as may be required otherwise by law or regulation Company shall promptly return to BNY all copies of relevant Documentation and any other related Proprietary Items then in Company’s possession and, in addition, if contained within the Company System to destroy the Proprietary Items and certify to such destruction if requested by BNY. Company shall remain liable for any payments due to BNY with respect to the period ending on the date of termination or any Continuation Period, as applicable, and any charges arising due to the termination.

6.7 Conflicts. Applicable terms of the Main Agreement shall apply to this Schedule C but any conflict between a term of the Main Agreement and this Schedule C shall be resolved to the fullest extent possible in favor of the term in this Schedule C.

6.8 Exclusivity. Company shall solely and exclusively use the Licensed System to perform the computing functions and services made available to the Company by the Licensed System. For clarification: this means the Company will not use any system, subsystem, component or functionality of another service provider to perform functions or services similar to those provided by the Licensed System that in any way transmits data or instructions into, derives data from, changes data in, or otherwise interacts in any manner with the BNY System.

6.9 Term. The term of this Schedule C shall be the same as the term in effect for the Main Agreement, including with respect to any renewal terms. Additionally, with respect to each Component System to which the Company is given access and use, the term applicable to BNY’s obligation to furnish the Component System and the Company’s obligation to pay the fees and charges applicable to the Component System (“Component System Obligations”) shall be the same as the term applicable to the Core Services, including with respect to any renewal term. For clarification: this Schedule C and the Component System Obligations may be terminated only in connection with a termination of the Main Agreement in accordance with the termination provisions set forth in the Main Agreement, except where this Schedule specifically sets forth an additional termination right.

6.10 Confidentiality. Company agrees:

(i)	to maintain the Proprietary Items in the strictest confidence, to limit disclosure of, access to and use of Proprietary Items to persons employed by the Company, having a direct and strict need to know the information for purposes of carrying out the duties of their employment and bound by a duty of strict confidence with respect to the Proprietary Items, and to prevent disclosure to, access to and use of Proprietary Items by persons not permitted by the foregoing clause.

Confidential And Proprietary

(ii)	not to use the Proprietary Items for any purpose other than in connection with the Company’s exercise of the Licensed Rights without the prior written consent of BNY;

(iii)	to promptly report to BNY any facts, circumstances or events that are reasonably likely to constitute or result in a breach of this Section 6.10, and take all reasonable steps requested by BNY to prevent, control, remediate or remedy any such facts, circumstances or events or any future occurrence of such facts, circumstances or events; and

(iv)	this Section 6.10 shall survive termination of the Agreement for a period of seven (7) years.

6.11 Provisions Applicable Solely to IAM. In connection with any permitted access and use of IAM, the Company agrees, at its expense, to;

(a) Provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain a Company Web Application as contemplated by IAM Documentation, including the functionality necessary to maintain the hypertext links to IAM (“Company IAM Site”);

(b) Promptly provide BNY written notice of changes in Fund policies or procedures requiring changes to the IAM settings or parameters or services (“Parameter Changes”); provided, however, this provision shall be interpreted to require BNY to modify only adjustable settings and parameters already provided for in IAM in response to a Parameter Change and not to require BNY to effect any Upgrade;

(c) Reasonably cooperate with BNY to develop Internet marketing materials for Permitted Users and forward a copy of appropriate marketing materials to BNY;

(d) Promptly revise and update applicable prospectuses and other pertinent materials, such as user agreements, to include the appropriate consents, notices and disclosures, including disclaimers and information reasonably requested by BNY;

(e) With respect to the Company IAM Site, maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by BNY in writing from time to time, and all “point and click” features relating to acknowledgment and acceptance of such disclaimers and notifications; and

(f) Design and develop the Company IAM Site functionality necessary to facilitate, implement and maintain the hypertext links to IAM and the various inquiry and transaction web pages and otherwise make the Company IAM Site available to Permitted Users.

6.12 Termination and Suspension by BNY.

(a) In the event of a material breach of this Schedule C by Company, BNY may terminate the Licensed Rights in their entirety and all access to and use of the Licensed System by complying with the notice and cure period provisions in the Main Agreement applicable to a material breach of the Agreement.

(b) In the event BNY reasonably believes in good faith that any activity of the Company or an Authorized User (i) constitutes a breach of a provision of this Schedule C governing access to or use of the BNY System, including without limitation Section 2.12(a), or (ii) presents a threat to the integrity or security of the BNY System or the information contained within it (a “Use Incident”), BNY may without incurring any liability hereunder, temporarily suspend access to and use of the Licensed System or a Component System solely for the amount of time necessary for the investigation and resolution of the issues, and shall notify the Company as soon as practicable under the circumstances of such action and the conduct believed to be a Use Incident. BNY shall exercise this right with diligence to minimize the impact of any such suspension. The parties agree to promptly cooperate in good faith to

Confidential And Proprietary

address such issues. The Company shall indemnify BNY for all Loss, and to the extent applicable defend BNY against all Loss, without limitations of any nature under the Main Agreement, resulting from or arising out of or in connection with a Use Incident attributable to conduct of the Company, an Authorized User, or any person obtaining access to the Licensed System by or through such persons or through use of any Security Code, whether or not Company or an Authorized User authorized such access.

6.13 Equitable Relief. Company agrees that BNY would not have an adequate remedy at law in the event of a breach or threatened breach of a Use Provision by the Company and that BNY would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event Company breaches or threatens to breach a Use Provision, in addition to and not in lieu of any legal or other remedies BNY may pursue hereunder or under applicable law, Company hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, BNY’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

6.14 Survival. Sections 2.1(b), 2.12, 4.1, 4.2, 4.3, 6.10, provisions which by their nature are applicable after an agreement termination, provisions expressly stated to survive termination and any provisions appropriate to interpret such provisions or to determine the rights or obligations of the parties surviving termination of the Agreement by law, shall survive any termination of the Main Agreement, this Schedule C or the Licensed Rights.

6.15 [Reserved]

6.16 Internet and Mobile Applications.

(a) Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that to the extent the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties, each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet.

(b) In connection with the use of any device by the Company or an Authorized User which utilizes a wireless connection, whether to a router or other computer equipment or to a wireless telecommunications network or system, in whole or in part to access the BYNM System directly or through the Internet, BNY shall not be responsible in any respect for the functions or malfunctions of such telecommunications network or system or wireless connection or for the loss of personal information or Security Codes or for events of identity theft occurring through such telecommunications network or system or wireless connection.

6.17 Requirement For Written Consent or Written Release. No failure to act, no omission, no failure to respond, object or deny consent, and no other instance of an absence of action or communication (collectively, “Forbearance”) shall be construed as a consent or waiver (implied, constructive, deemed or otherwise) under this Schedule C. Any conduct (as defined in the Main Agreement) not expressly permitted by this Schedule C, notwithstanding any number of occurrences of the conduct, any number of requests to engage in the conduct, any failures of BNY to discover the conduct and any number of related Forbearances, shall be prohibited in the absence of a written consent to the conduct or a written waiver of a relevant prohibition or restriction.

Confidential And Proprietary

6.18 Aggregation And Other Third Party Services.

(a) In the event (i) BNY facilitates connectivity with, develops or implements functionality, APIs, transmission protocols or any other technological service, product or item that permits or enables a third party acting on behalf of the Company or an Authorized User to access or use a Component System or any part of the BNY System for any purpose (“Connected Component”), including without limitation to access, use, extract, retrieve, input or modify Company Data or other confidential, private or personal information of the Company or an Authorized Use or to conduct financial or non-financial transactions (such access and use being an “Investment Service”, and such third party being an “Investment Service Provider”), (ii) Company elects to access and use or permit Authorized Users to access and use a Connected Component, and (iii) in connection therewith the Company or a Authorized User furnishes one or more Security Codes to the Investment Service Provider:

(1)	Company acknowledges that in order to permit an Investment Service Provider to provide an Investment Service BNY may implement or operate information security processes, procedures, features or characteristics with respect to the Connected Component that differ from the information security processes, procedures, features and characteristics it maintains for some or all of the other components of the BNY System (“Security Differences”) and in consideration for its access and use of a Connected Component or for BNY permitting Authorized Users to access and use a Connected System it consents to the existence of the Security Differences and agrees that the Security Differences do not constitute negligence or other Liable Conduct on the part of BNY; and

(2)	Company agrees that BNY bears no liability or responsibility of any nature to Company for any Loss or other consequences arising to any extent from any access to or use of a Connected Component by or through an Investment Service Provider’s technology system, and that it shall indemnify and defend BNY in accordance with the terms of Section 12 of the Main Agreement for all Loss incurred by BNY or its affiliates arising to any extent from any access to or use of a Connected Component by or through an Investment Service Provider’s technology system.

(b) BNY bears no liability or responsibility for Loss or other consequences arising from the use of a Security Code established by or for the Company or an Authorized User by any person not specifically permissioned by the Security Code to access and use the BNY System or any of its Component Systems or from the use of such Security Code other than as specifically permissioned by the Security Code.

6.19 Export Regulations. In order to facilitate compliance with regulations of the United States Government concerning the export of technical information, the parties agree that any technical information not in the public domain (whether written or otherwise) first received hereunder from the other or any technical information which may be developed by using such technical information received from the other, or any product utilizing technical information so received or developed, will not, without the prior written permission of the Disclosing Party, knowingly be transmitted by the Receiving Party, directly or indirectly, to any of the restricted countries designated in the United States Government regulations, as issued from time to time relating to the exportation of technical data.

6.20 Captions. The captions in this Attachment 1 to SOW#3 are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

[Remainder of Page Intentionally Blank]

Confidential And Proprietary

EXHIBIT 1 TO SCHEDULE D

Active Advisor/	A portal for trusts, financial advisors, broker/dealers and other financial intermediaries to view

AdvisorCentral	mutual fund and client account data on the transfer agent mainframe via the Internet if permitted access by Company and for Company back offices to view the same data.

ACE	ACE Settlement (Automated Control Environment) - Performs automated mutual fund settlement, dividend settlement, tax withholding tracking, and gain loss settlement and produces the supersheet that contains a summary of dollar and share activities. Includes in the foregoing all estimation functions previously performed by ACE Estimate.

AOS	AOS (Advanced Output Solutions) Digital Reports - Provides access to and the ability to print certain print/mail output generated by the Document Solutions system in connection with services provided to customers of clients, such as customer statements, customer confirmations and customer tax forms.

CMS*	(Customer Management Suite) - the combination of functionalities, systems and subsystems which together provide the following capabilities: workflow management, electronic document processing, integrated Web-based front-end processing, customer relationship management and automated servicing of brokers and investors. The principal subsystems are Correspondence, Customer Relationship Manager (automates call center activities), Image and Operational Desktop and includes E-Forms.

Data	(Includes DAZL - Data Access Zip Link) Applications which extract broker/dealer data at theDelivery representative level, branch level and broker/dealer level and third party administrator data from the transfer agent mainframe and transmits it to Company designated end users for viewing.

DRAS	(Data Repository and Analytics Suite) - a relational data base for management reporting which consists of the Company’s entire customer information base as copied nightly from the transfer agent mainframe and includes an integrated reporting tool.

FPT	(Fund Pricing Transmission) (formerly known as PRAT) - application that receives fund price and rate information from fund accounting agents on a nightly basis, edits and performs quality control checks on the information, then uploads the prices and rates to the mainframe recordkeeping system, allows the user the ability to view, enter, upload, download, and print price/rate information.

FSR	(Full Service Retail) - principal transfer agent mainframe system which performs comprehensive processing and shareholder recordkeeping functions, including: transaction processing (purchases, redemptions, exchanges, transfers, adjustments, and cancellations), distribution processing (dividends and capital gains), commission processing and shareholder event processing (automatic investment plans, systematic withdrawal plans, systematic exchanges); creating and transmitting standard and custom data feeds to support printed output (statements, confirmations, checks), sales and tax reporting. FSR interfaces and exchanges data with various surround systems and subsystems and includes a functionality providing for direct online access. Also includes a functionality that temporarily stores systems-generated reports electronically before being transferred to COLD.

Confidential And Proprietary

IAM	(Internet Account Management, also known as Active Investor) - application permitting account owners via the Internet to view account information and effect certain transactions and account maintenance changes and includes an administrator site. Optional security enhancements may be offered through this site.

IFM	(Intermediary Fee Management System) - application that facilitates the management, processing and payment of amounts owed by Funds to financial intermediaries as distribution expenses.

IFS	(Web Services/BOB/Statement) Back-office Browser, Web Services, Statement Rendering, Social Security Database Administration Reporting APIs for client portal.

JIRA	Work management tool used to log and track issues encountered by clients or operations.

Mobius	Document management system that provides for the storage and retrieval of reports generated on a mainframe. Mobius replaced COLD.

NSCC*	(National Securities Clearing Corporation) - application allowing web-based utility at user’s desktop to support processing linked to NSCC activity, including networking, Fund/SERV, DCC&S, Commission/SERV, mutual fund profile, and transfer of retirement assets, and includes NEWS (NSCC Exception Workflow Processing) which provides for the inputting of reject and exception information to the NSCC system.

OOM	(Online Output Management) - functionality permitting user to view within the Document Solutions processing system (performs print mail and tax form production and fulfillment services) the location of a specific output, such as a confirmation or statement, in the Document Solutions work flow.

SA3	(Subaccounting DRAS/SBO Applications) - Subaccounting management information system reporting.

SRP	SuRPAS Classic - provides mutual fund sub accounting record keeping functionality, trade aggregation, and fee calculation and payment to the broker dealer community and their asset manager partners. The application interfaces with multiple brokerage systems to enable trade placement, aggregation, settlement and reconciliation with any fund family. When integrated with a brokerage platform, mutual fund trading and settlement is streamlined and operationally efficient in support of the Asset Servicing business.

SR2	SuRPAS UI - Portal providing user interface to internal and external users to application functionality of the core SRP (SuRPAS Classic) platform.

Treasury Edge	Application permitting inquiry of ACH and wire activity and DDA information.

TRS	(Tax Reporting Service) - functionality performing all applicable federal and state tax reporting (tax form processing and corrections), tax-related information reporting, and compliance mailings (including W-9, W-8, RMD, B-Notice, and C-Notice).

*	For clarification: Company or an Authorized User may be given a right to access and use one or more separable components of this system rather than the entire system and any right to access and use one of more of such separable components is limited to the functionalities of the separable components even if certain of functionalities of the separable components may include integration points with functionalities of other system components.

[End to Exhibit 1 to Schedule C]

[End to Schedule C]

Confidential And Proprietary

Schedule D

Dated: ______________

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Re:	Letter Agreement Relating to the Demand Deposit Accounts Established by BNY Mellon Investment Servicing (US) Inc. at The Bank of New York Mellon for the Benefit of the Fund

Dear Sirs:

This Schedule D constitutes Schedule D to the “TA Agreement”, which is hereby defined to mean the Transfer Agency And Shareholder Services Agreement, dated as of the date indicated above, between BNY Mellon Investment Servicing (US) Inc. (“BNY”) and each investment company listed on the signature page to such agreement (each, an “Investment Company”) and each Portfolio of each such Investment Company contained on Schedule B to such agreement, whether such Portfolio is listed there as of the Effective Date or is added by virtue of Section 16(b) or Section 19(l) of such agreement. Capitalized terms not defined in this Schedule D shall have the meaning ascribed to them in the TA Agreement.

The Investment Companies [and/or the Funds] are each party to a Global Custody Agreement with The Bank of New York Mellon (the “Bank”) dated as of ______________, 20__. Each respective Global Custody Agreement, and each Separate Custody Agreement (as defined below), as it may have been amended to date and may be amended in the future, is referred to herein with respect to each Investment Company, and each Fund, as a “Custody Agreement”.

The TA Agreement provides, among other things, for BNY to provide cash administration services to the Fund, utilizing one or more demand deposit accounts or other accounts established at the Bank in the name of BNY for the benefit of the Fund (the “DDA”). In particular, BNY will utilize the DDAs (i) to accept payments for the purchase of Fund shares and forward such payments once funds have been collected to the Bank for deposit into the custody account of the Fund established with the Bank pursuant to the Custody Agreement (“Custody Account”); and (ii) in connection with redemptions of Fund shares by Fund shareholders and with cash distributions effected by the Fund, such as dividend payments and capital gains distributions, to accept monies from the Bank drawn from the Custody Account and to remit such amounts to appropriate parties.

In connection with BNY’s performance of transfer agency services and in particular the cash administration services described above, BNY may be notified of a Fund payment obligation that BNY as transfer agent is expected to satisfy, such as a same-day settlement obligation with the NSCC, by forwarding payment to the NSCC or other obligee but the amount required to satisfy the particular payment obligation of the Fund may exceed the amount of funds then available for transfer in the relevant DDAs (such excess amount if transferred by BNY being hereinafter referred to as an “Overdraft Amount”).

The need to transfer an Overdraft Amount may occur due to any one or more of the transfer needs of the Fund that arise in the ordinary course of the Fund’s business, such as, by way of illustration, and not limitation: transfers needed in order to satisfy the Fund’s same day settlement obligations with the NSCC; and purchase payments being forwarded to the Custody Account one day after receipt while the check representing the payment takes more than one day to clear.

Each Fund, on its own behalf, and not on behalf of any other Fund, acknowledges, consents and agrees with the statements made above and as follows:

Overdraft Amounts shall constitute overdrafts, outstanding indebtedness and an outstanding obligation of the Fund under the Custody Agreement and shall be deemed to be a loan made by the Bank to the Fund.

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The Fund agrees that the Bank shall at no time be under any obligation whatsoever to extend credit in connection with the transfer agency activities conducted by BNY on behalf of the Fund and in particular the cash administration activities described herein, including without limitation an extension of credit constituting an Overdraft Amount, even if it has done so as part of a regular pattern of conduct, and that the Bank may at any time in its sole discretion and without notice decline to continue or re-extend any such credit.

Notwithstanding the absence of an obligation to do so, the Bank may in its sole discretion elect to transfer on behalf of the Fund an amount of funds that constitutes an Overdraft Amount and that by electing to transfer funds constituting an Overdraft Amount the Bank does not, even if it has transferred funds constituting Overdraft Amounts as part of a regular pattern of conduct in the past waive any rights under this letter agreement or assume the obligation it has expressly disclaimed in the immediately preceding paragraph and the Bank may at any time in its sole discretion and without notice decline to continue to make such transfers.

The Fund is at all times obligated to pay to the Bank an amount of money equal to the Overdraft Amounts and such amounts are payable, and shall be paid, together with such accrued interest as may be charged by the Bank in accordance with the Custody Agreement, by the Fund immediately upon demand by the Bank, except that to the extent the Fund repays outstanding Overdraft Amounts and any accrued interest to BNY pursuant to Section 9(c)(iv) of the TA Agreement, the Fund’s obligation to repay that amount to the Bank pursuant to this letter agreement shall be deemed satisfied

In order to secure repayment of Overdraft Amounts, the Fund agrees that the Bank shall to the maximum extent permitted by law have a continuing lien, security interest, security entitlement and right of setoff in and to any property, including without limitation, any investment property or any financial asset, of the Fund at any time held by the Bank for the benefit of the Fund or in which the Fund may have an interest which is then in the Bank’s possession or control or in possession or control of any third party acting on the Bank’s behalf. In addition, at any time when the Fund shall not have honored any of its obligations, the Bank shall have the right without notice to the Fund to retain or set-off, against such obligations, any cash the Bank may directly or indirectly hold for the account of the Fund, and any obligations (whether matured or unmatured) that the Bank may have to the Fund.

This letter agreement has been duly authorized, executed and delivered by the Fund, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits its execution or performance of this agreement.

This agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The parties consent to the exclusive jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The parties hereby waive any right to trial by jury they may have in any action or proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this agreement.

A Custodied Portfolio (as defined below) that is added to Schedule B of the TA Agreement after the Effective Date by virtue of Section 16 or 19(l) of the TA Agreement and thereby becomes a party to the TA Agreement shall automatically and without further action by any party become a party to this Schedule D. “Custodied Portfolio” means an Investment Company Portfolio which is party to a Custody Agreement or which is a party to a “Separate Custody Agreement”, which is hereby defined to mean a custody agreement with the Bank, other than a Custody Agreement, executed in its individual capacity or by an Investment Company on its behalf, pursuant to which assets of the Portfolio are held in custody by the Bank.

This Letter Agreement may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Letter Agreement physically delivered, on a copy of the Letter Agreement transmitted by facsimile transmission or on a copy of the Letter Agreement transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Letter Agreement by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Letter Agreement or of executed signature pages to counterparts of this Letter Agreement, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Letter Agreement and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Letter Agreement.

Confidential And Proprietary

IN WITNESS WHEREOF, each of the parties hereto has caused this Letter Agreement to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Letter Agreement by Electronic Signature, affirms authorization to execute this Letter Agreement by Electronic Signature and that the Electronic Signature represents an intent to enter into this Letter Agreement and an agreement with its terms.

Sincerely,	ACKNOWLEDGED AND AGREED:

[Investment Company]	The Bank Of New York Mellon

By:	By:
Authorized Signer
Name:	Name:

On behalf of the Investment Company and each Fund, each in its individual and separate capacity, as

Title:

Confidential And Proprietary

Schedule E

Authorized Persons (All Funds)

Each of the following individuals is an “Authorized Person” of the “Fund”, as those terms are defined and used in the Transfer Agency And Shareholder Services Agreement, dated as of ________________ by and among BNY Mellon Investment Servicing (US) Inc. and ___________________________ (“Investment Company”) and Portfolios of the Investment Company listed on Schedule B to such agreement .

Name:

Name:

Name:

Name:

Name:

Name:

Name:

Name:

Terms not specifically defined in this Schedule E shall have the meaning ascribed elsewhere in the Agreement.

BNY may at all times rely on the most recently dated Schedule E. For clarification: this means that BNY will at all times and under all circumstances rely on and use a properly completed Schedule E until it is replaced by a properly completed Schedule E bearing a later date. A Schedule E will take effect on the date signed by BNY.

For clarification: BNY is not obligated to verify signatures nor issue nor require any security IDs, passwords or other security codes in connection with its interaction with Authorized Persons in such capacity.

On Behalf of the Investment Company and each Portfolio of the Investment Company listed on Schedule B to the Agreement, each in its individual and separate capacity:	Acknowledged and accepted: BNY Mellon Investment Servicing (US) Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: